Exhibit 10.12

THIRD AMENDED AND RESTATED

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

dated as of June 5, 2003

among

MAX RE LTD.

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

ING BANK N.V., LONDON BRANCH

and

CITIBANK, NA

as Co-Agents,

and

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Fronting Bank and as Administrative Agent,

and LC Administrator for the Lenders

i

SCHEDULE 1.1	Concentration Limits
SCHEDULE 2.1	Commitments
SCHEDULE 2.7	Continuing Letters of Credit
SCHEDULE 4.1	Jurisdictions
SCHEDULE 4.2	Litigation
SCHEDULE 4.7	Locations
SCHEDULE 4.9	Subsidiaries
SCHEDULE 4.10	Insurance Licenses
SCHEDULE 6.7	Liens
SCHEDULE 10.2	Addresses
EXHIBIT A	Form of Compliance Certificate
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Security Agreement
EXHIBIT E	Form of Letter of Credit
EXHIBIT F	Form of Commitment Increase Request

v

THIRD AMENDED AND RESTATED

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of June 5, 2003, is entered into by and among Max Re Ltd., a Bermuda company (the “Borrower”), various financial institutions which are parties hereto (the “Lenders”), Bank of America, National Association, as fronting bank (in such capacity, the “Fronting Bank”), Bank of America, National Association, as letter of credit administrator (in such capacity, the “LC Administrator”) and Bank of America, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Borrower, Bank of America, National Association, as LC Administrator and Administrative Agent, and various financial institutions party thereto (the “Original Lenders”) entered into that certain Second Amended and Restated Letter of Credit Reimbursement Agreement dated as of August 15, 2002 (as amended or modified at and in effect immediately prior to the Amendment Effective Date, the “Existing Credit Agreement”) whereby Bank of America, National Association and the Original Lenders severally issued letters of credit and/or Bank of America, National Association issued (and the Original Lenders participated in) letters of credit, in each case to counterparties to support the Borrower’s obligations under Reinsurance Agreements;

WHEREAS, the Borrower has requested the Lenders to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement, to set forth, among other things, the terms and conditions under which the Lenders hereafter will make credit extensions to the Borrower; it being the intention of the Borrower, the Lenders, the Administrative Agent and the LC Administrator that this Agreement and the Credit Documents executed in connection herewith shall not effect the novation of the obligations of the Borrower under the Existing Credit Agreement but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter; and

WHEREAS, the Credit Extensions listed on Schedule 2.7 pursuant to the Existing Credit Agreement shall deem to be issued and outstanding hereunder for all purposes hereof and of the Credit Documents after giving effect to the Amendment Effective Date;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

ABS means any fixed-income instrument which is rated AAA/Aaa by S&P or Moody’s or the equivalent rating from another nationally recognized rating agency that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a holder of a receivable or other asset and any other rights or entitlements in respect of a pool of receivables or other assets or any money payable by obligors under those receivables or other assets (whether or not the money is payable to the holder of, or beneficial owner under, the instrument on the same terms and conditions as under the receivables or other assets) in relation to receivables or other assets; provided however, such receivables or assets shall be limited to automobile loans, credit card receivables and home equity loans and such other ABS assets as may be acceptable to the Administrative Agent.

Administrative Agent means (a) BofA, in its capacity as administrative agent for the Lenders, and (b) each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.9.

Adjusted Fair Market Value means, with respect to any Eligible Investments, an amount equal to the product of the Fair Market Value of such Eligible Investments and the applicable percentage with respect to such Eligible Investment as set forth on Schedule 1.2.

Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be:

(a) “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(i) to vote 20% or more of the securities having at the time of any determination hereunder voting power for the election of directors of such Person; or

(ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(b) “controlled by” or “under common control with” such other Person if such other Person is the executor, administrator, or other personal representative of such Person.

Agent-Related Persons means the Fronting Bank, the Administrative Agent, the LC Administrator (and any successor administrative agent or letter of credit administrator arising under Section 9.9), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Person and Affiliates.

Agent’s Payment Office means the address for payments set forth on Schedule 10.2 in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

Agreement means this Amended and Restated Letter of Credit Reimbursement Agreement.

Amendment Effective Date means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 8.1 shall be met.

Annual Statement means, as to any Person, the annual financial statement of such Person as required to be filed with the Minister (or similar Governmental Authority) of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Assignee is defined in Section 10.8(a).

Assignment and Acceptance is defined in Section 10.8(a).

Attorney Costs means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

Authorized Officers means those officers of the Borrower whose signatures and incumbency shall have been certified to the Administrative Agent pursuant to Section 8.1(d).

Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) Federal Funds Rate plus ½ of 1%; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA as its prime commercial lending rate for Dollar loans made in the United States. The “prime rate” is a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

Beneficiary means each Person for whose benefit a Letter of Credit has been issued hereunder.

BofA means Bank of America, National Association, a national banking association.

Borrower is defined in the Preamble.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit B with such changes therein as the Administrative Agent may request from time to time.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago, or Hamilton, Bermuda are authorized or required by law to close.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

Capital Stock means, as to any Person, any and all shares, interests, partnership interest, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated).

Capitalized Lease means, as to any Person, any lease which is or should be capitalized on the balance sheet in accordance with GAAP, together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

Cash shall mean Dollars held by the Borrower in the Custody Account.

Cash Equivalents means, at any time:

(a) Government Debt, maturing not more than one year after such time;

(b) commercial paper, maturing not more than one year from the date of issue, which is issued by

(i) a corporation (except an Affiliate of the Borrower) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or

(ii) any Lender (or its holding company);

(c) any certificate of deposit or bankers’ acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

(i) a financial institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, or

(ii) any Lender; or

(d) any repurchase agreement with a term of one year or less which

(i) is entered into with

(A) any Lender, or

(B) any other commercial banking institution of the stature referred to in clause (c)(i), and

(ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(e) investments in money market funds that invest solely in Cash Equivalents described in clauses (a) through (d); and

(f) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Parent or the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of Parent that represent 51% or more of the combined voting power of Parent’s then outstanding securities other than Moore Holdings and Capital Z Partners, (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination by the stockholders of Parent was approved by a vote of the directors of Parent then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Parent’s Board of Directors then in office; or (d) Parent ceases to own, directly or indirectly, 100% of the Capital Stock of and beneficial interest in the Borrower entitled to vote upon general matters submitted to shareholders including election of the board of directors.

Code means the Internal Revenue Code of 1986, as amended and any successor statute of similar import, together with the regulations thereunder, as amended, reformed or otherwise modified and in effect from time to time. References to sections of the Code shall be construed to also refer to successor sections.

Collateral means all property and assets that are from time to time subject to the Security Agreement.

Commitment means the Tranche A Commitments and the Tranche B Commitments.

Commitment Termination Date means the earliest to occur of (a) June 4, 2004 as such date may be extended pursuant to Section 2.17 or (b) the date on which any Commitment Termination Event occurs.

Commitment Termination Event means (a) the occurrence of a Default described in Section 7.1(e) or (b) the occurrence and continuance of any other Event of Default and either (i) the Obligations are declared to be due and payable pursuant to Section 7.2, or (ii) in the absence of such declaration, the Administrative Agent, acting at the direction of the Required Lenders, gives notice to the Borrower that the Commitments have been terminated.

Compliance Certificate means a certificate substantially in the form of Exhibit A but with such changes as the Administrative Agent may from time to time request for purposes of monitoring the Borrower’s compliance herewith.

Concentration Limits means the limitations on issuers and other investment parameters set forth on Schedule 1.1.

Contingent Liability means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of the Borrower and its Subsidiaries under Reinsurance Agreements which are entered into in the ordinary course of business shall not be deemed to be Contingent Liabilities for the purposes of this Agreement. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

Continuing Letters of Credit is defined in Section 2.7.

Contractual Obligation means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

Corporate/Municipal Securities means publicly traded securities (other than preferred stock) issued by a corporation organized in the United States or by any state or municipality located in the United States.

Credit Documents means this Agreement, each LC Application, each LC Amendment Application, the Security Agreement and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower in connection with any of the foregoing.

Credit Extension means the issuance of any Letter of Credit or the amendment or extension of the stated expiry date of any existing Letter of Credit.

Custody Account means account no. MRLF0010302 at Mellon Bank N.A. as to which Mellon Bank N.A. and the Administrative Agent have entered into that certain Control

Agreement dated as of February 25, 2000, as amended by Amendment to Account Control Agreement as of July 30, 2001.

Debt means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) all net Hedging Obligations of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person whether or not in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (x) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business or, (y) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (x) above) or (z) any obligations of such Person under any Reinsurance Agreement.

Default means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

Department is defined in Section 4.2.

Dollar(s) and the sign “$” means lawful money of the United States of America.

Drawing Request is defined in Section 2.3(a).

Drawing Request Date is defined in Section 2.3(a).

Eligible Assignee means a Person who is(a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least

$250,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; or (d) mutual funds, pension funds and other institutional investors (except an Affiliate of the Borrower) regularly engaged in the making of commercial loans.

Eligible Investments means Cash, Cash Equivalents, MBS Investments, ABSs, Corporate/Municipal Securities, Government Securities and G7 Securities which (a) have the required rating as set forth on Schedule 1.2, (b) are capable of being marked to market on a daily basis and (c) are held in the Custody Account.

Equity Proceeds means the proceeds of any issuance or sale of stock of the Borrower net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

Event of Default means any of the events described in Section 7.1.

Executive Officer means, as to any Person, the president, the chief financial officer, the chief executive officer or a senior vice president who performs similar functions.

Exit Date is defined in Section 2.19.

Fair Market Value shall mean (a) with respect to any publicly-traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash and Cash Equivalents, the amounts thereof, (c) with respect to any Private Fund Investment, on any date of calculation, the amount that would be received with respect thereto if the entire amount of the applicable capital or other similar account relating thereto were withdrawn on such date (regardless of whether a contractual right exists to make any withdrawal on such date) and (d) with respect to any Investment (other than those set forth in clauses (a), (b) and (c)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by the Borrower to which the Administrative Agent does not reasonably object).

Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of

New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

Fee Letter is defined in Section 2.14.

Final Maturity Date means (a) prior to the Exit Date, June 4, 2004 and (b) after the Exit Date, the first anniversary of the Commitment Termination Date set forth in clause (a) of the definition thereof as extended from time to time pursuant to Section 2.17.

Fiscal Quarter means any quarter of a Fiscal Year.

Fiscal Year means any period of twelve consecutive calendar months ending on the last day of December.

Fleet means Fleet National Bank.

FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

Fronting Bank means BofA in its capacity as an issuer of Letters of Credit in which the Lenders have a Risk Participation.

G7 Government Securities means any evidence of Debt, maturing not more than five years after such time, issued or guaranteed by any country which is a member of the G7 other than the United States.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Government Debt means evidence of Debt issued or guaranteed by the United States Government or any agency thereof.

Hedging Obligations means, with respect to any Person, (a) the net liability of such Person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates and (b) Total Return Equity Swaps.

Indemnified Liabilities is defined in Section 10.5.

Indemnified Person is defined in Section 10.5.

Individual Commitment means, with respect to any Lender, the amount of such Lender’s Percentage times the Total Commitments, it being understood that each Lender’s Individual Commitment shall be the total amount such Lender is obligated to extend to the Borrower under its Tranche A Commitment and its Tranche B Commitment notwithstanding that the Tranche A Commitment and the Tranche B Commitment of such Lender may exceed its Individual Commitment. The initial amount of the Individual Commitment of each Lender is set forth on Schedule 2.1.

Individual Outstanding Amount means, with respect to any Lender, the sum of (a) such Lender’s Tranche A LC Obligations plus (b) such Lender’s Tranche B LC Obligations.

Insurance Code means, with respect to the Borrower and its Subsidiaries, the insurance regulation of such Person’s domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

Insurance Policies means policies purchased from insurance companies by the Borrower or any of its Subsidiaries for its own account to insure against its own liability and property loss (including, without limitation, casualty, liability and workers’ compensation insurance).

Investment means, as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include without limitation Cash and Cash Equivalents.

Investment Grade Assets means Cash Equivalents, Government Debt, MBS Investments, ABSs, Corporate/Municipal Securities and G7 Securities which are rated at least BBB- by S&P or Baa3 by Moody’s.

IRS means the U.S. Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

Issue means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

Issuer means, with respect to any Letter of Credit, the Person or Persons who have issued such Letter of Credit.

January 7, 2002 Letter Agreement means the January 7, 2002 Letter Agreement whereby the Lenders consented to the pledge of collateral and limited guaranty by MDS of the referenced letter of credit facility.

LC Administrator means BofA’s Letter of Credit Operations located at 231 South LaSalle Street, Chicago, Illinois 60697, as letter of credit administrator for the Lenders, together with any replacement LC Administrator arising under Section 9.9.

LC Advance means each Lender’s participation in any LC Borrowing in accordance with its Percentage.

LC Advance Date is defined in Section 2.3(c).

LC Amendment Application means an application form for amendment of an outstanding letter of credit as shall at any time be in use by the LC Administrator.

LC Application means an application form for issuances of a letter of credit as shall at any time be in use by the LC Administrator.

LC Borrowing means an extension of credit resulting from a drawing under any Letter of Credit (and, with respect to the Existing Letters of Credit, each Lender’s participation interest therein) which shall not have been reimbursed by the Borrower on the date when made.

LC Collateral Account is defined in Section 2.13.

LC Obligations means, at any time, the sum, without duplication, of the Tranche A LC Obligations and the Tranche B LC Obligations.

LC Related Documents means the Letters of Credit, the LC Applications and any other document relating to any Letter of Credit, including any of the LC Administrator’s standard form documents for Letter of Credit issuances or amendments.

Lenders is defined in the Preamble.

Lending Office means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 10.2, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit means a standby letter of credit having terms and provisions which are permitted by this Agreement and which otherwise are reasonably satisfactory to the LC Administrator issued pursuant to Section 2.2.

License(s) is defined in Section 4.10.

Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

Margin Stock means “margin stock” as such term is defined in Regulation U or X of the FRB.

Material Adverse Effect means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on:

(a) the assets, business, financial condition, operation or prospects of the Borrower; or

(b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Credit Documents; or

(c) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document that by its terms purports to bind the Borrower.

MBS (Agency Pass-Throughs) means any instrument, issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a mortgagee and any other rights or entitlements in respect of a pool of mortgages or any money payable by mortgagors under those mortgages in relation to real estate mortgages, and the money payable to the holder of, or beneficiary owner under, the instrument is based on actual or scheduled payments on the underlying mortgages.

MBS (Agency CMOs) means collateralized mortgage obligations or real estate mortgage investment conduit pass through securities, in any case issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MBS Investments means MBS (Agency CMOs) and MBS (Non-Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years. To the extent MBS Investments included within Eligible Investments violate the restrictions set forth herein, the Fair Market Value of such MBS Investments shall be excluded from the Borrowing Base; provided, however, that only those MBS Investments having the lowest aggregate Fair Market Value whose exclusions will result in compliance shall be excluded from the Borrowing Base.

MBS (Non-Agency CMOs) means collateralized commercial mortgage obligations or commercial real estate mortgage investment conduit pass through securities, not issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MDS means Max Re Diversified Strategies, Ltd.

MDS Shares means common shares of MDS so long as (a) MDS is an investment vehicle which is not required to be registered as an investment company under the Investment Company Act of 1940, (b) MDS permits equity withdrawals not less frequently than quarterly, (c) MDS has Moore Capital Management LLC as either its manager or investment advisor, (d) the Borrower possesses directly or indirectly, (x) power to vote the securities having at the time of any determination hereunder more than 51% of the voting power for the election of directors of MDS and (y) power to direct or cause the direction of the management and policies of MDS whether by contract or otherwise, and (e) not less than 85% of MDS’s investments are capable of being marked to market daily.

Minister means the Minister of Finance of Bermuda or similar Governmental Authority in the applicable jurisdiction.

Moody’s means Moody’s Investors Service, Inc.

Net Worth means, for any Person, shareholders equity calculated in accordance with GAAP.

Obligations means all obligations and liabilities of the Borrower to the Administrative Agent, the LC Administrator, the Fronting Bank or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, recourse or nonrecourse or now or hereafter existing or due or to become due, whether for LC Advances, interest, fees, expenses, claims, indemnities or otherwise, under or in connection with this Agreement, or any other Credit Document.

Ordinary Course Litigation is defined in Section 4.4.

Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

Parent means MaxRe Capital Ltd., a Bermuda company (f/k/a Maximus Capital Holdings, Ltd.).

Participating Bank means, from time to time, with respect to Letters of Credit Issued by the Issuers severally based on their respective Percentages, each Lender for whose Percentage the Fronting Bank has agreed to be liable.

Participants is defined in Section 10.8(d).

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

Percentage means as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment divided by the combined Commitments of all Lenders.

Person means any natural person, corporation, partnership, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

Plan means any “employee pension benefit plan” or “employee welfare benefit plan” as such terms are defined in ERISA, and as to which the Borrower has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

Purchase Money Debt means and includes (a) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) any Debt (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions, or refinancings thereof, but not any increases in the principal amounts thereof outstanding at such time, but excluding, for purposes of this definition, any such Debt constituting a Capitalized Lease.

Purchase Money Lien means a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien.

Reduction Date means each date prior to the Exit Date which is one Business Day after the date on which the aggregate stated amount of the Continuing Letters of Credit is reduced whether pursuant to a draw thereunder or a cancellation or termination thereof.

Reinsurance Agreements means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any of its Subsidiaries agrees to assume from or reinsure another insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

Required Lenders means, at any time, Lenders then having at least 60% of the aggregate amount of the Commitments or, if the Commitments have been terminated, Lenders then holding at least 60% of the then aggregate outstanding Credit Extensions.

Requirement of Law for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Risk Participation is defined in Section 2.5.

SAP means the statutory accounting practices prescribed or permitted by the Minister (or other similar authority) in the Borrower’s or such Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as the Borrower or such Subsidiary as the case may be.

Security Agreement means the Security Agreement dated as of February 25, 2000 between the Borrower and the Administrative Agent, as such Security Agreement may be amended, modified or supplemented from time to time.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Statutory Financial Statements is defined in Section 4.2(a).

Subsidiary means a corporation of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower.

Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

Total Commitments means (a) on the Amendment Effective Date, $305,776,793.15, (b) on each Reduction Date, the then aggregate stated amount of the Continuing Letters of Credit, and (c) after the Exit Date, $270,000,000 as such amount may be increased pursuant to Section 2.18 or decreased pursuant to Section 2.12.

Total Outstanding Amount means, on any date, the sum of (a) the Tranche A LC Obligations plus (b) the Tranche B LC Obligations as of such date.

Total Return Equity Swap shall mean any total return equity swap entered into by the Borrower in connection with the common shares of MDS.

Tranche A Borrowing Base means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Investments.

Tranche A Commitment means, as to any Lender, the commitment of such Lender to issue Tranche A Letters of Credit for the account of the Company pursuant to Section 2.1. The initial amount of the Tranche A Commitment of each Lender is set forth on Schedule 2.1.

Tranche A LC Obligations means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount of all outstanding Tranche A Letters of Credit plus (b) the aggregate unpaid amount of all LC Advances with respect to Tranche A Letters of Credit.

Tranche A Letter of Credit means a Letter of Credit issued pursuant to the Tranche A Commitment.

Tranche B Borrowing Base means, the sum of (a) 50% of the Fair Market Value of all MDS Shares held in the Custody Account plus (b) an amount equal to the difference between the Tranche A Borrowing Base and the Tranche A LC Obligations.

Tranche B Commitment means, as to any Lender, the commitment of such Lender to issue Tranche B Letters of Credit for the account of the Company pursuant to Section 2.1. The initial amount of the Tranche B Commitment of each Lender is set forth on Schedule 2.1.

Tranche B LC Obligations means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount of all outstanding Tranche B Letters of Credit plus (b) the aggregate unpaid amount of all LC Advances with respect to Tranche B Letters of Credit.

Tranche B Letter of Credit means any Letter of Credit issued under the Tranche B Commitment.

Unencumbered Asset Reserve Requirement is defined in Section 6.2.

Unencumbered Assets means Investment Grade Assets of the Borrower and MDS Shares which are not subject to any Liens.

SECTION 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. In addition, when used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer of such Person) or which should have been known by such Person after reasonable inquiry.

ARTICLE II.

AMOUNT AND TERMS OF COMMITMENT

SECTION 2.1 Letter of Credit Commitment.

(a) Upon and subject to the terms and conditions hereof, (i) the Fronting Bank hereby agrees to issue Letters of Credit at the request of and for the account of the Borrower from time to time before the Commitment Termination Date, (ii) each Issuer hereby agrees to issue Letters of Credit at the request of and for the account of the Borrower from time to time before the Commitment Termination Date in such Issuer’s Percentage of such aggregate stated amounts of Letters of Credit as the Borrower may from time to time request, (iii) each Lender hereby agrees to purchase Risk Participations in the obligations of the Fronting Bank under Letters of Credit Issued by the Fronting Bank, and (iv) with respect to Letters of Credit Issued by the Issuers severally based on their respective Percentages, the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Percentage plus each Participating Bank’s Percentage and each Participating Bank hereby agrees to purchase Risk Participations in the obligations of the Fronting Bank under any such Letter of Credit in an amount equal to such Participating Bank’s Percentage; provided that no Issuer shall be obligated to issue (and no Participating Bank shall be obligated to participate in) any Letter of Credit if as of the date of issuance of such

Letter of Credit (A) in the case of a Tranche A Letter of Credit, the Tranche A LC Obligations outstanding shall exceed the lesser of (x) the combined Tranche A Commitments and (y) the Tranche A Borrowing Base, (B) with respect to any Tranche B Letter of Credit, the aggregate amount of Tranche B LC Obligations outstanding shall exceed the lesser of (x) the combined Tranche B Commitments and (y) the Tranche B Borrowing Base, (C) after giving effect to the issuance of such Letter of Credit, the Total Outstanding Amount would exceed the Total Commitments or (D) the conditions in Section 2.1(b) are not met.

(b) No Issuer shall be under any obligation to Issue any Letter of Credit and no Participating Bank shall have any obligation to participate in any Letter of Credit if:

(i) such issuance would be prohibited under Section 3.2;

(ii) the Administrative Agent or LC Administrator has received written notice from the Fronting Bank or the Required Lenders, as the case may be, or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 8.2 is not then satisfied;

(iii) the expiry date of such Letter of Credit is less than five Business Days prior to the Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;

(iv) in the case of Letters of Credit issued by the Lenders (other than a Participating Bank), such Letter of Credit is not substantially in the form of Exhibit E hereto, or is not otherwise in form and substance reasonably acceptable to the Administrative Agent, the LC Administrator and the Fronting Bank; provided that the Administrative Agent and the LC Administrator can and will, agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by applicable insurance regulators; or

(v) such Letter of Credit is denominated in a currency other than Dollars; or

(vi) after giving effect to issuance of such Letter of Credit, any Lender’s Individual Outstanding Amount would exceed such Lender’s Individual Commitment; or

(vii) a Default or Event of Default has occurred and is continuing.

(c) The Letters of Credit Issued by and the Risk Participations of each Lender and the reimbursement obligations with respect thereto shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive (absent manifest error) as to the amount of the LC Advances made to the Borrower and the Letters of Credit Issued for the account of the Borrower, and the amounts of principal, interest and fees owing hereunder. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to any LC Advance or any Letter of Credit.

SECTION 2.2 Issuance, Amendment and Renewal of Letters of Credit

(a) Each Letter of Credit shall be Issued upon the irrevocable written request of the Borrower received by the LC Administrator at least 5 Business Days (or such shorter time as the Administrative Agent, the LC Administrator and the Issuer may agree in a particular instance in their sole discretion) prior to the proposed date of issuance. The LC Administrator shall promptly advise the Administrative Agent of any such request. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an LC Application, and shall specify in form and detail satisfactory to the LC Administrator: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the Beneficiary thereof; (v) the documents to be presented by the Beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the Beneficiary in case of any drawing thereunder; (vii) whether such Letter of Credit is to be issued by the Fronting Bank or by the Issuers (it being agreed that in the event an Issuer advises the LC Administrator that such Issuer is unable (due to regulatory restrictions or other legal impediments) to Issue a Letter of Credit because of its relationship to the Beneficiary, such Letter of Credit will be issued by the Fronting Bank); (viii) whether such Letter of Credit is to be a Tranche A Letter of Credit or a Tranche B Letter of Credit; and (ix) such other matters as the LC Administrator may require. The LC Administrator is hereby authorized to execute and deliver each Letter of Credit to be Issued by the Issuers on behalf of the Issuers provided, that at the request of the Borrower, such Letter of Credit will be executed by each of the Issuers. In the event of a conflict between the provisions of this Agreement and the provisions of an LC Application, this Agreement shall govern. The LC Administrator shall use each Issuer’s Percentage as its “Commitment Share” under each Letter of Credit Issued by the Issuers provided that the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Percentage plus the Percentage of each Participating Bank. The LC Administrator shall not amend any Letter of Credit Issued by the Issuers to change the “Commitment Shares” or add or delete an Issuer liable thereunder unless such amendment is done in connection with an assignment pursuant to Section 10.8 or in connection with the addition of an Issuer or a Participating Bank pursuant to Section 2.18.

(b) From time to time while a Letter of Credit is outstanding and prior to the Commitment Termination Date, the Issuer will, upon the written request of the Borrower received by the LC Administrator at least 5 Business Days (or such shorter time as the Administrative Agent, the LC Administrator and the Issuer may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit Issued by them. The LC Administrator shall promptly advise the Administrative Agent of any such request. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an LC Amendment Application and shall specify in form and detail satisfactory to the LC Administrator: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the LC Administrator may require. No Issuer shall have any obligation to amend any Letter of Credit if: (A) such Issuer would have not been obligated at such time to Issue or participate in such Letter of Credit in its amended form under the terms of this Agreement; or (B) the Beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Issuers and the Fronting Bank agree, upon the request of the Borrower and as long as no Event of Default or Default shall have occurred and be continuing, to amend any Letter of Credit to extend the expiry date thereof to a date not later than the Final Maturity Date. The LC Administrator is hereby authorized to execute and deliver each amendment to a Letter of Credit Issued by the Issuers on behalf of the Issuers provided that, upon request of the Borrower, such amendment will be executed by each Issuers.

(c) The Administrative Agent shall promptly notify each Lender of the receipt of a written request from the Borrower for the issuance of or an amendment to a Letter of Credit and, with respect to the issuance of or Risk Participation in a Letter of Credit, the amount of such Lender’s share of such Letter of Credit which shall equal its Percentage thereof. In addition, at least two Business Days prior to the issuance or amendment of any Letter of Credit, the Administrative Agent will confirm to the Lenders (by telephone or in writing) that the Administrative Agent has received a copy of the LC Application or LC Amendment Application from the Borrower.

(d) With respect to a request to Issue a Letter of Credit, unless the Administrative Agent has received, on or before the Business Day immediately preceding the date on which such Letter of Credit will be Issued, (A) notice from the Fronting Bank or the Required Lenders, as the case may be, or the Borrower directing the Administrative Agent not to permit the issuance of such Letter of Credit because such issuance is not then permitted under Section 2.1(a) as a result of the limitations set forth therein or (B) a notice described in Section 2.1(b)(ii), then, subject to the terms and conditions hereof, the LC Administrator shall, on the requested date, cause a Letter of Credit to be Issued by the Fronting Bank or by the Issuers in accordance with their Percentages (provided that the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Percentage plus the Percentage of each Participating Bank), as the case may be, for the account of the Borrower in accordance with the LC Administrator’s usual and customary business practices.

(e) The LC Administrator may, at its election (or at the direction of the Administrative Agent, the Fronting Bank or the Required Lenders, as the case may be), deliver any notices of termination or other communications to any Beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the five Business Days prior to the Final Maturity Date.

(f) This Agreement shall control in the event of any conflict with any LC Related Document (other than any Letter of Credit).

(g) The LC Administrator, concurrently or promptly following the delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to a Beneficiary, shall send to the Administrative Agent and the Lenders a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit. After giving effect to the Issuance of any Letter of Credit, there shall be no more than 25 Letters of Credit outstanding.

(h) The status of a Lender as a Participating Bank at any time shall be determined solely by the Fronting Bank and such Lender. In the event a Lender becomes a Participating Bank or ceases to be a Participating Bank, the LC Administrator is authorized to amend each Letter of Credit to reflect such change in status and fees owed by any Participating Bank pursuant to Section 2.14(c)(i) shall accrue only during such period as such Lender is a Participating Bank with respect to any such Letter of Credit.

SECTION 2.3 Drawings and Reimbursements.

(a) With respect to each Letter of Credit for which the LC Administrator receives a request for a drawing which is in form and substance reasonably satisfactory to the LC Administrator (a “Drawing Request”), if such Drawing Request is received prior to 10:00 a.m (Chicago time) on any Business Day, such Business Day shall be the “Drawing Request Date” and if such Drawing Request is received after 10:00 a.m (Chicago time) on any Business Day, the following Business Day shall be the “Drawing Request Date.” Upon receiving a Drawing Request, the LC Administrator shall promptly notify the Borrower of such Drawing Request (which notice may be oral if immediately confirmed in writing (including by facsimile)) and upon receipt of such notification, the Borrower shall promptly reimburse the Administrative Agent on behalf of the Issuer for the amount of such drawing by delivering to the LC Administrator in immediately available funds the amount of the Drawing Request. Nothing herein stated shall be deemed a waiver by the Lenders of the obligation of the Borrower to make such prompt reimbursement. To the extent that funds are received by the LC Administrator prior to 3:00 p.m. (Chicago time) on the first Business Day after the Drawing Request Date, the LC Administrator shall promptly, on behalf of the Issuer, make an equivalent amount available to the Beneficiary of the related Letter of Credit on such first Business Day after the Drawing Request Date and shall reimburse itself for such amount with the funds provided by the Borrower.

(b) With respect to any Drawing Request, if immediately available funds are not received by the LC Administrator from the Borrower prior to 3:00 p.m. (Chicago time) on the first Business Day after the Drawing Request Date in the amount of such Drawing Request, the LC Administrator shall promptly notify the Administrative Agent and the Administrative Agent shall notify each Lender on the first Business Day after the Drawing Request Date of such Drawing Request and such Lender’s share of such Drawing Request (which shall be an amount equal to (i) such Lender’s Percentage multiplied by the lesser of (ii)(A) the maximum amount available to be drawn under such Letter of Credit and (B) the amount of such drawing which was not reimbursed by the Borrower pursuant to Section 2.3(a)) and the Borrower shall be deemed to have requested an LC Borrowing in an amount equal to the amount of such drawing which was not reimbursed by the Borrower pursuant to Section.3(a). Any notice given by the Administrative Agent to the Lenders pursuant to this Section 2.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that (i) the failure of the Administrative Agent to give any such notice in sufficient time to enable any Lender to effect such payment at the time required under Section 2.3(c) or (ii) the failure of the Administrative Agent to deliver an immediate confirmation of such notice shall not affect the conclusiveness or binding effect of such notice or relieve any Lender from its obligations under this Section 2.3.

(c) Upon receiving a Drawing Request, each Lender shall make available to the Administrative Agent for the account of LC Administrator at the Administrative Agent’s Payment Office by 3:00 p.m. (Chicago time) in immediately available funds on the second Business Day after the Drawing Request Date (such date, an “LC Advance Date”) its share of such request; provided that in the case of a Letter of Credit issued by the Fronting Bank, if a Lender shall fail to make such funds so available, the Fronting Bank shall make such funds available and provided further that if a Participating Bank shall fail to make such funds so available, the Fronting Bank shall make such funds available. Upon delivering such funds to the Administrative Agent pursuant to this Section 2.3(c), such Lender (or the Fronting Bank, if the Fronting Bank has made such funds available after the failure of such Lender to do so) shall be deemed to have made an LC Advance to the Borrower in such amount. To the extent that immediately available funds are received by the Administrative Agent from the Lenders prior to 3:00 p.m. (Chicago time) on any LC Advance Date, the Administrative Agent shall notify the LC Administrator and the LC Administrator shall promptly make such funds available to the Beneficiary of the related Letter of Credit on such date. To the extent that the LC Administrator has not delivered funds to any Beneficiary on behalf of a Lender pursuant to the first sentence of Section 2.3(d) and that immediately available funds are received by the Administrative Agent from such Lender: (i) after 3:00 p.m. on any LC Advance Date, the LC Administrator shall make such funds available to such Beneficiary on the next Business Day following such LC Advance Date; (ii) prior to 3:00 p.m. on any Business Day after the LC Advance Date, the LC Administrator shall make those funds available to such Beneficiary on such Business Day; and (iii) after 3:00 p.m. on any Business Day after the LC Advance Date, the LC Administrator shall make those funds available to such Beneficiary on the next Business Day following such Business Day.

(d) Unless the Administrative Agent or LC Administrator receives notice from a Lender prior to any LC Advance Date that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Borrower the amount of such Lender’s LC Advance on such LC Advance Date, the Administrative Agent and the LC Administrator may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the LC Advance Date and the LC Administrator may (but shall not be required), in reliance upon such assumption, make available to the Beneficiary of the related Letter of Credit on such date such Lender’s LC Advance. If and to the extent (i) any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and (ii) the LC Administrator in such circumstances has made available to the Beneficiary such amount, then such Lender shall, on the Business Day following such LC Advance Date, make such amount available to the Administrative Agent, together with interest thereon until the date made available (i) at the Federal Funds Rate for the period ending two Business Days after such LC Advance Date and (ii) at the Base Rate plus 2.00% thereafter; provided, however, that if a Lender has failed to make such an amount available with respect to a Letter of Credit issued by the Fronting Bank, the Fronting Bank shall make such amount available and provided further that if a Participating Bank has failed to make such an amount available with respect to a Letter of Credit, the Fronting Bank shall make such amount available. If a Participating Bank fails to make such amount available, it shall pay interest to the Fronting Bank. If the Fronting Bank shall fail to make such amount available, it shall pay such interest to the LC Administrator and if a Lender fails to make such amount available, it shall pay such interest to the Fronting Bank. A notice of the Administrative Agent submitted to a Lender with respect to amounts owing under Section 2.3(b) shall be conclusive, absent manifest error. If such amount is so made available, together with interest thereon, such payment to the Administrative Agent shall constitute such Lender’s LC Advance on the LC Advance Date for all purposes of this Agreement. If such amount, together with interest thereon, is not made available to the Administrative Agent on the Business Day following the LC Advance Date, the Administrative Agent will notify the Borrower of such failure to fund and, upon demand by the Administrative Agent, the Borrower shall pay such amount to the Administrative Agent for the LC Administrator’s account, together with interest thereon for each day elapsed since the date of such LC Borrowing, at a rate per annum equal the Base Rate plus 2.00%.

(e) The failure of any Lender to make any LC Advance on any LC Advance Date shall not relieve any other Lender of any obligation hereunder to make an LC Advance on such LC Advance Date, and neither the Administrative Agent, the LC Administrator nor any Lender shall be responsible for the failure of any other Lender to make any LC Advance on any LC Advance Date. Each Lender’s obligation in accordance with this Agreement to make LC Advances, as contemplated by this Section 2.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Administrative Agent, the Fronting Bank or the LC Administrator and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the LC Administrator, the Fronting Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, an Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided the LC Administrator shall exercise the same care in examining documents and determining whether or not to honor a Drawing Request as it would exercise if the LC Administrator had Issued such Letter of Credit for its own account. Nothing contained in this Agreement, and no actions taken by the Lenders, the LC Administrator, the Fronting Bank or the Administrative Agent pursuant hereto or in connection with a Letter of Credit shall be deemed to constitute the Lenders, together or with the Administrative Agent, the Fronting Bank and the LC Administrator, a partnership, association, joint venture or other entity.

SECTION 2.4 Repayment of LC Advances. Upon (and only upon) receipt by the Administrative Agent of immediately available funds from the Borrower in repayment of any LC Advances, the Administrative Agent (i) shall deduct and retain from such repayment an amount not to exceed the aggregate unreimbursed payments, if any, which were made by the LC Administrator pursuant to the first sentence of Section 2.3(d), and then (ii) shall pay to each Lender, in the same funds as those received by the Administrative Agent, such Lender’s Percentage of any funds remaining after giving effect to clause (i) above; provided, that if the Fronting Bank has advanced funds on behalf of a Lender, the Fronting Bank shall be repaid out of such funds in full before any payment shall be made to such Lender. The Borrower shall repay any LC Advances on the date such LC Advances were made.

SECTION 2.5 Role of the Lenders. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, neither the LC Administrator nor any Issuer shall have any responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document; provided that the LC Administrator and the Issuers shall exercise that standard of care customarily exercised by them in the review and processing of drawings under letters of credit issued by them.

(a) No Agent-Related Person nor any of their respective correspondents, participants or assignees shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any LC Related Document.

(b) The Borrower hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the Beneficiary or transferee at law or under any other agreement. Neither any Agent-Related Person, any Issuer nor any of their respective correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.6; provided that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Administrative Agent, the LC Administrator or any Lender, and the Administrative Agent, the LC Administrator or any Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower, in a final judgment of a court of competent jurisdiction, proves were caused primarily by the Administrative Agent’s or LC Administrator’s or such Lender’s willful misconduct or gross negligence or the LC Administrator’s or such Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the LC Administrator may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) neither the LC Administrator nor any Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(c) Concurrently with the issuance by the Fronting Bank of any Letter of Credit and any amendment thereto, the Fronting Bank shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and participation (a “Risk Participation”), to the extent of such Lender’s Percentage, in such Letter of Credit and the Borrower’s reimbursement obligations with respect thereto.

SECTION 2.6 Obligations Absolute. The obligations of the Borrower under this Agreement and any LC Related Document to reimburse the Administrative Agent, the LC Administrator, the Fronting Bank and the Lenders for a drawing under a Letter of Credit and to repay any LC Borrowing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any LC Related Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the LC Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any Beneficiary or any transferee of any Letter of Credit (or any Person for whom any such Beneficiary or any such transferee may be acting), the Administrative Agent, the LC Administrator, the Fronting Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the LC Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Issuers under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuers under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any Beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.7 Continuing Letters of Credit; Exit Date. (a) On and after the Amendment Effective Date, the Letters of Credit listed on Schedule 2.7 (the “Continuing Letters of Credit”) shall be deemed to be Letters of Credit issued under this Agreement for all purposes, including for purposes of the fees to be collected pursuant to Section 2.14 and reimbursement of costs and expenses to the extent provided herein. On the Amendment Effective Date, (i) the Risk Participation of each Lender in the Continuing Letters of Credit which, as shown on Schedule 2.7, were issued by the Fronting Bank on behalf of the Lenders (the “Fronted Letters of Credit”) shall be equal to each Lender’s Percentage and (ii) with respect to the Continuing Letters of Credit which, as shown on Schedule 2.7, were issued by the Original Lenders on a several basis (the “Several Letters of Credit”), each Lender shall be deemed to have purchased from each other Lender a Risk Participation under the Several Letters of Credit in such amount as is necessary so that after giving effect to such purchase, as among the Lenders, each Lender will be liable for its Percentage of such Several Letters of Credit. In the event the Exit Date shall not have occurred on or before July 5, 2003, upon the request of any Lender, the LC Administrator shall promptly amend all outstanding Several Letters of Credit to reflect the then revised Percentages of the Lenders thereunder.

(b) On each Reduction Date, the Risk Participation of each Lender in the Fronted Letters of Credit shall be equal to each Lender’s Percentage, after giving effect to the reduction in Fleet’s Commitment pursuant to Section 2.19(b) and each Lender (other than Fleet) shall be deemed to have purchased from Fleet a Risk Participation under the then outstanding Several Letters of Credit in such amount as is necessary so that after giving effect to such purchase, as among the Lenders, each Lender will be liable for its Percentage (after giving effect to the reduction of Fleet’s Commitment pursuant to Section 2.19(b)) of such Several Letters of Credit.

(c) On the Exit Date, (i) each Lender (other than Fleet) shall be deemed to have purchased from Fleet a Risk Participation under the then outstanding Several Letters of Credit in such amount as is necessary so that after giving effect to such Purchase each remaining Lender shall be liable for its Percentage of such Several Letters of Credit as set forth on Schedule 2.1 under the heading “Commitments After Exit Date” and shall severally (in accordance with such Percentage) indemnify and hold Fleet harmless from any liability thereunder, (ii) the Risk Participation of each of the remaining Lender in the Fronted Letters of Credit shall be equal to such remaining Lender’s Percentage as set forth on Schedule 2.1 under the heading “Commitments After Exit Date”, and (iii) the LC Administrator shall promptly amend the outstanding Several Letters of Credit to reflect the deletion of Fleet as an Issuer and the revised Percentages of the remaining Lenders thereunder.

SECTION 2.8 Applicability of ISP98. Unless otherwise agreed by the Issuer and the Borrower when a Letter of Credit is issued and subject to applicable laws, the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce shall apply to each Letter of Credit; provided, that with respect to the Existing Letters of Credit, such Letters of Credit shall be governed by the rules of the International Chamber of Commerce set forth therein.

SECTION 2.9 Interest. LC Advances shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding principal amount thereof from the applicable LC Advance Date at a rate per annum equal to the Base Rate plus 2.00% and shall be immediately due and payable. To the extent that any LC Advances are made on an LC Advance Date pursuant to Section 2.3(c) and such LC Advances are repaid with immediately available funds by the Borrower on the LC Advance Date prior to 1:00 p.m. (Chicago time), no interest shall be payable on such LC Advances.

(a) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

SECTION 2.10 Payments by the Borrower.

(a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein. Except as otherwise expressly provided herein, the Administrative Agent will promptly distribute, in like funds as received, to each Lender its Percentage of any portion of such payment. Any payment received by the Administrative Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless such following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon until the date repaid (i) at the Federal Funds Rate for period commencing on the date such amount is distributed to such Lender and ending two days after demand by the Administrative Agent for such amount and (ii) at the Base Rate plus 2.00% thereafter.

SECTION 2.11 Warranty. The delivery of each Letter of Credit Application pursuant to Section 2.3 and each request for amendment or extension of an existing Letter of Credit shall automatically constitute a warranty by the Borrower to the Administrative Agent and each Lender to the effect that on the date of such requested Credit Extension that the conditions of Section 8.2 have been satisfied.

SECTION 2.12 Termination or Reduction of Commitments. The Borrower may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $500,000 in excess thereof; unless, after giving effect thereto and to any prepayments or cash collateralization of LC Obligations to be made on the effective date thereof, the then-outstanding LC Obligations would exceed the amount of the Total Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Lender according to its Percentage; provided that the Tranche A Commitment may not be reduced to an amount less than five times the Tranche B Commitment.

SECTION 2.13 Mandatory Reduction/Cash Collateralization of Letters of Credit.

(a) If on any day (i) the Tranche A LC Obligations exceed the combined Tranche A Commitments on such day or the Tranche A LC Obligations exceed the Tranche A Borrowing Base on such day, the Borrower shall immediately deposit into the Custody Account Eligible Investments or reduce the Tranche A LC Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess or (ii) the Tranche B LC Obligations exceed the combined Tranche B Commitments on such day or the Tranche B LC Obligations exceed the Tranche B Borrowing Base on such day, the Borrower shall immediately deposit into the Custody Account MDS Shares or reduce the Tranche B LC Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess or (iii) the Total Outstanding Amount exceeds the Total Commitments on such day, the Borrower shall immediately deposit into the Custody Account Eligible Investments and/or to the extent that Tranche B Obligations exceed the Tranche B Borrowing Base, MDS Shares or reduce the Tranche A LC Obligations or reduce the Tranche B LC Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

(b) On the Final Maturity Date or, if earlier, the date the Obligations are accelerated pursuant to Section 7.2, and until the final expiration date of any Letter of Credit and thereafter so long as any Obligations are payable hereunder, the Borrower shall immediately cash collateralize such Letters of Credit with Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations and such collateral shall be placed in a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”) at the Administrative Agent’s office in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the LC Administrator and the Lenders and the Borrower shall have no interest therein except as set forth in Section 7.3. The Borrower hereby pledges, assigns and grants to the Administrative Agent, for the benefit of the LC Administrator and the Lenders, a security interest in all of the Borrower’s right, title and interest in and to the LC Collateral Account, all funds and Cash Equivalents which may from time to time be on deposit in the LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent may invest any funds on deposit from time to time in the LC Collateral Account in Cash Equivalents having a maturity not exceeding 30 days. Funds earned on such Cash Equivalents shall be deposited into the LC Collateral Account.

SECTION 2.14 Fees.

(a) Agency Fees. The Borrower shall pay fees to the Administrative Agent for the Administrative Agent’s own account, as required by the letter agreement (“Fee Letter”) between the Borrower and the Administrative Agent dated April 16, 2003 and as the Borrower and the Administrative Agent may agree from time to time.

(b) Non-Use Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a non-use fee on the actual daily unused portion of such Lender’s Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Administrative Agent, equal to (i) 0.125% per annum on an amount equal to (x) the Total Commitments minus (y) the Tranche A

LC Obligations minus (z) the Tranche B Commitment and (ii) 0.225% per annum on an amount equal to (x) the lesser of (A) the Tranche B Commitment and (B) (the Total Commitments minus the Tranche A LC Obligations) minus (y) the Tranche B LC Obligations. Such non-use fee shall accrue from the Amendment Effective Date to the Commitment Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on June 30, 2003 through the Commitment Termination Date, with the final payment to be made on the Commitment Termination Date. The non-use fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article VIII are not met. On the Amendment Effective Date, the Borrower shall pay to the Administrative Agent for the account of the Original Lenders all non-use fees accrued under the Existing Credit Agreement through the Amendment Effective Date.

(c) Letter of Credit Fees.

(i) The Borrower shall pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit requested by the Borrower in an amount per annum of the average maximum stated amount of such Letter of Credit during such period (less any LC Advance with respect thereto) equal to (x) 0.375% per annum with respect to Tranche A Letters of Credit and (y) 0.975% per annum with respect to Tranche B Letters of Credit; provided that a portion of the letter of credit fee equal to 0.125% per annum otherwise payable to each Participating Bank shall be payable to the Fronting Bank with respect to Letters of Credit for which a fee is not paid to the Fronting Bank pursuant to Section 2.14(c)(ii). Such letter of credit fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on June 30, 2003 through the Final Maturity Date with the final payment to be made on the Final Maturity Date. The Borrower shall pay to the Administrative Agent for the account of each of the Original Lenders any letter of credit fees accrued under the Existing Credit Agreement through the Amendment Effective Date.

(ii) In addition, with respect to each Letter of Credit issued by the Fronting Bank, the Borrower shall pay to the Fronting Bank a fronting fee in an amount per annum on the average maximum stated amount of such Letter of Credit during such period (less any LC Advance with respect thereto) equal to 0.125% per annum. Such fronting fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on June 30, 2003 through the Final Maturity Date with the final payment to be made on the Final Maturity Date.

(iii) In addition, with respect to each Letter of Credit requested by the Borrower or any amendment or extension thereof, the Borrower agrees to pay to the LC Administrator such fees and expenses as the LC Administrator customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

(d) Upfront Fees. On the Amendment Effective Date, the Borrower shall pay to each Lender such upfront fees as may have been agreed to by the Borrower and such Lender.

SECTION 2.15 Computation of Fees and Interest.

(a) All computations of fees shall be made on the basis of a 360-day year and actual days elapsed. Interest on LC Advances shall be computed on the basis of a 365/366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(c) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

SECTION 2.16 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the LC Obligations any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Percentage, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

SECTION 2.17 Commitment Termination Date Extension.

(a) The Borrower may, by notice to the Administrative Agent given not more than 60 days and not less than 45 days prior to the then scheduled Commitment Termination Date, request that the Lenders extend the Commitment Termination Date for 364 days after the then scheduled Commitment Termination Date and extend the Final Maturity Date for one year after the then scheduled Final Maturity Date. The Administrative Agent shall notify the Lenders of its receipt of any notice (the “Extension Request Date”) given pursuant to this Section 2.17(a) within two Business Days after the Administrative Agent’s receipt thereof. Each Lender (a “Consenting Lender”) may, by irrevocable notice to the Borrower and the Administrative Agent delivered to the Borrower and the Administrative Agent not later than 45 days after the Extension Request Date (the “Consent Period”), consent to such extension of the Commitment Termination Date and the Final Maturity Date, which consent may be given or withheld by each Lender in its absolute and sole discretion. Subject to Section 2.17(c), any such extensions shall take effect on and as of the then scheduled Commitment Termination Date.

(b) Withdrawing Lenders. No extension pursuant to Section 2.17(a) shall be effective with respect to a Lender that either (i) by a notice (a “Withdrawal Notice”) delivered to the Borrower and the Administrative Agent, declines to consent to such extension or (ii) has failed to respond to the Borrower and the Administrative Agent within the Consent Period (each such Lender giving a Withdrawal Notice or failing to respond in a timely manner being “Withdrawing Lender”).

(c) Replacement of Withdrawing Lender. The Borrower shall have the right during the 60 day period following the end of the Consent Period to replace the Withdrawing Lender with an existing Lender or a new Lender who consents to the extension of the Commitment Termination Date (a “Replacement Lender”). In the event the Borrower has not replaced the Withdrawing Lender within said 60 day period, the Borrower may request the Consenting Lenders to reduce the Commitments by the amount of the Withdrawing Lender’s Commitment and extend the Commitment Termination Date and the Final Maturity Date which consent may be given or withheld by each Consenting Lender in its sole discretion. In the event all of the Consenting Lenders agree to such reduction and extension then, subject to compliance with Section 2.2, on and as of the then scheduled Commitment Termination Date (x) the Commitment shall be reduced by an amount equal to the Commitment of the unreplaced Withdrawing Lender, (y) such Withdrawing Lender shall cease to be a Lender under this Agreement and (z) the Commitment Termination Date and the Final Maturity Date shall be extended. In the event the Withdrawing Lender has not been replaced or all of the Consenting Lenders have not consented to reduction of the Commitment pursuant to this Section 2.17(c), the Commitment Termination Date and the Final Maturity Date shall not be extended.

(d) Assignment by Withdrawing Lender. A Withdrawing Lender shall be obliged, at the request of the Borrower and subject to the Withdrawing Lender receiving payment in full of all amounts owing to it under this Agreement concurrently with the effectiveness of an assignment, to assign, without recourse or warranty and by an Assignment and Acceptance, all of its rights and obligations hereunder to any Replacement Lender nominated by the Borrower and willing to accept such assignment; provided that such assignee satisfies all the requirements of this Agreement and such assignment is consented to by the Administrative Agent, which consent shall not be withheld or delayed unreasonably.

(e) Scheduled Commitment Termination Date. If the scheduled Commitment Termination Date and the Final Maturity Date shall have been extended in respect of Consenting Lenders and any Replacement Lender in accordance with Section 2.17(a), all references herein to the “Commitment Termination Date” and the “Final Maturity Date” shall refer to the Commitment Termination Date or the Final Maturity Date as so extended.

SECTION 2.18 Optional Increase in LC Commitments. The Borrower may at any time, by means of a letter to the Administrative Agent and each Lender substantially in the form of Exhibit F, request that the Lenders increase the Total Commitments by $10,000,000 or an even multiple thereof; provided that (i) such letter shall be accompanied by a certificate of the Secretary or an Assistant Secretary of the Borrower as to resolutions of the board of directors of the Borrower approving such increase, (ii) in no event shall the Total Commitments exceed $400,000,000 (or such lesser amount as determined pursuant Section 2.12) without the written consent of all Lenders, (iii) such increase shall either be an increase of the Tranche A Commitments or shall be a pro rata increase of the Tranche A Commitments and the Tranche B Commitments and (iv) after giving effect to any such increase, the Tranche B Commitments shall not be more than 10% of the Total Commitments. Each Lender shall have the option (in its sole and complete discretion) to subscribe for its proportionate share (or more or less than its proportionate share) of such increase, according to its then-existing Percentage. Each Lender shall respond to the Borrower’s request within 20 Business Days by submitting a response in the form of Attachment 1 to Exhibit F to the Administrative Agent (and any Lender not responding within such period shall be deemed to have declined such request). At the option of the Borrower, any part of the proposed increase not proportionately subscribed may be assumed, within 10 Business Days after all Lenders have responded to (or, by not responding, are deemed to have declined) such request, by one or more existing Lenders and/or by one or more Persons meeting the qualifications of an Eligible Assignee, in amounts which are acceptable to the Borrower; it being understood that any assumption by a Person which is not an existing Lender shall be subject to consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) provided that after giving effect to any such increase, each Lender shall have the same percentage under the Tranche A Commitments and the Tranche B Commitments. Any increase in the combined Commitments pursuant to this Section 2.18 shall become effective on the earliest to occur of (a) the date on which the proposed increase has been fully subscribed and (b) the date, which shall not be earlier than the date on which all Lenders have responded to (or are deemed to have declined) the Borrower’s request for an increase, on which the Borrower notifies the Administrative Agent that the Borrower accepts an increase in the combined Commitments which is less than the full amount of the requested increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of any increase in the amount of the Total Commitments pursuant to this Section 2.18 and of the Commitments and Percentage of each Lender after giving effect thereto.

SECTION 2.19 Exit Date. (a) Notwithstanding anything to the contrary contained in this Agreement, prior to the Exit Date the Borrower shall not be entitled to request (i) the issuance of any new Letters of Credit, (ii) an increase in the stated amount of any Continuing Letter of Credit or (iii) the extension of the expiry date of any Continuing Letter of Credit beyond June 4, 2004 and the Borrower shall use commercially reasonable efforts to promptly reduce the aggregate stated amount of the Continuing Letters of Credit to $270,000,000 or less.

(b) On each Reduction Date, provided no Default or Event of Default has occurred and is continuing, the Commitment of Fleet shall be reduced dollar for dollar by the amount by which the aggregate stated amount of the Continuing Letters of Credit has been reduced.

(c) On the date which is one Business Day after the date on which the aggregate stated amount of the Continuing Letters of Credit has been reduced to $270,000,000 or less, provided no Default or Event of Default has occurred and is continuing (the “Exit Date”), the Commitment of Fleet shall be reduced to $0, Fleet shall have no further obligations under this Agreement and Fleet shall no longer be a Lender hereunder and the Borrower shall pay Fleet all fees accrued through the Exit Date and all expenses, if any, due Fleet hereunder for which the Borrower has received an invoice.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

(a) Any and all payments by the Borrower to each Lender, the Fronting Bank or the Administrative Agent under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for any Taxes except as required by law. In addition, the Borrower shall pay all Other Taxes.

(b) The Borrower agrees to indemnify and hold harmless the LC Administrator, the Fronting Bank, each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lenders, the Fronting Bank or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender, the Fronting Bank or the Administrative Agent makes written demand therefor.

(c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender, the Fronting Bank or the Administrative Agent, provided that such Person has provided the forms required in Section 9.10, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender, the Fronting Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions and withholdings;

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrower shall also pay, without duplication, each Lender, the Fronting Bank or the Administrative Agent for the account of such Person, at the time interest is paid, all additional amounts which such Person specifies as reasonably necessary to preserve the after-tax yield such Person would have received if such Taxes or Other Taxes had not been imposed.

(d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e) If the Borrower is required to pay additional amounts to any Lender, the Fronting Bank or the Administrative Agent pursuant to Section 3.1(c), then such Person shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Person is not otherwise disadvantageous to such Person or inconsistent with such Person’s internal policies.

(f) If the Administrative Agent, the Fronting Bank or any Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.1, which in the good faith judgment of such Person is allocable to such payment, it shall promptly pay such refund to the Borrower, net of all out-of-pocket expenses of such Person incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the applicable Person if it receives notice from such Person that such Person is required to repay such refund. Nothing contained herein shall require the Administrative Agent or any Lender to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower.

SECTION 3.2 Illegality.

(a) If the Fronting Bank or any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case after the date hereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Fronting Bank or any Lender or its applicable Lending Office to make or participate in any Credit Extensions, then, on notice thereof by the Fronting Bank or such Lender to the Borrower through the Administrative Agent, the obligation of all Lenders to make or participate in Credit Extensions shall be suspended until the Fronting Bank or such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) Before giving any notice to the Administrative Agent under this Section, the Fronting Bank or the affected Lender shall designate a different Lending Office with respect to its Credit Extensions if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Person, be illegal or otherwise disadvantageous to such Person or inconsistent with such Person’s internal policies.

SECTION 3.3 Increased Costs and Reduction of Return.

(a) If the Fronting Bank or any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance by the Fronting Bank or Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to the Fronting Bank or such Lender of agreeing to make or making, funding or maintaining any Credit Extensions, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of the Fronting Bank or such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided that, to the extent such increased costs are not specifically related to the Obligations, the Fronting Bank or such Lender is charging such amounts to its customers on a non-discriminatory basis, provided further that the Borrower shall not be obligated to pay any additional amounts which were incurred by the Fronting Bank or such Lender more than 90 days prior to the date of such request.

(b) If the Fronting Bank or any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Fronting Bank or such Lender (or its Lending Office) or any corporation controlling the Fronting Bank or such Lender with any Capital Adequacy Regulation, in each case after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Fronting Bank or such Lender or any corporation controlling the Fronting Bank or such Lender and (taking into consideration the Fronting Bank’s or such Lender’s or such corporation’s policies with respect to capital adequacy and the Fronting Bank’s or such Lender’s desired return on capital) determines that the amount of such capital is increased or its rate of return is decreased as a consequence of its Commitment, Credit Extensions, or obligations under this Agreement, then, upon demand of the Fronting Bank or such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to the Fronting Bank or such Lender, from time to time as specified by the Fronting Bank or such Lender, additional amounts sufficient to compensate the Fronting Bank or such Lender for such increase; provided that to the extent such increased costs are not specifically related to the Obligations, the Fronting Bank or such Lender is charging such amounts to its customers on a non-discriminatory basis, provided further that the Borrower shall not be obligated to pay any additional amounts which were incurred by the Fronting Bank or such Lender more than 90 days prior to the date of such request.

SECTION 3.4 Certificates of Lenders. Any Person claiming reimbursement or compensation under this Article III shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Person hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

SECTION 3.5 Substitution of Lenders. Upon the receipt by the Borrower from the Fronting Bank or any Lender (an “Affected Lender”) of a claim for compensation under Section 3.1, 3.2 or 3.3 the Borrower may: (a) request the Affected Lender to use its reasonable efforts to obtain a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Lender’s Credit Extensions and Commitment (a “Substitute Lender”); (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Credit Extensions and Commitment; or (c) designate a Substitute Lender. Any such designation of a Substitute Lender under clause (a) or (b) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

SECTION 3.6 Survival. The agreements and obligations of the Borrower in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Lender that:

SECTION 4.1 Due Organization, Authorization, etc. The Borrower and each of its Subsidiaries (a) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified to do business and in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, which jurisdictions are set forth with respect to the Borrower and each of its Subsidiaries on Schedule 4.1 as revised from time to time by the Borrower pursuant to Section 5.1(m), (c) has the requisite company power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required). The Borrower has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien (other than pursuant to the Loan Documents) or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon the Borrower. This Agreement and each of the Credit Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

SECTION 4.2 Litigation and Contingent Liabilities. Except (a) as set forth (including estimates of the dollar amounts involved) in Schedule 4.2 hereto, (b) for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, (c) for claims which relate to Reinsurance Agreements issued by the Borrower or its Subsidiaries which involve a potential liability which does not exceed 10% of the Borrower’s Net Worth, and (d) for claims which related to Reinsurance Agreements to which it is a party entered into by the Borrower or its Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby. Other than any liability incident to such claims, litigation or proceedings, the Borrower and its Subsidiaries have no material Contingent Liabilities.

SECTION 4.3 Employee Benefit Plans. The Borrower has no Plans.

SECTION 4.4 Regulated Entities. Neither Parent nor the Borrower is an “investment company” or a company “controlled by an investment company,” for the purpose of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, any public utilities code, or any other Requirement of Law limiting its ability to incur Debt.

SECTION 4.5 Regulations U and X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any Affiliate or any Person acting on its behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Credit Extensions or the use of proceeds of the Credit Extensions to violate Regulations U or X of the FRB.

SECTION 4.6 Proceeds. Letters of Credit issued hereunder will be used solely to secure the Borrower’s obligations under Reinsurance Agreements. None of the proceeds of such Letters of Credit will be used in violation of applicable law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock as defined in Regulation U of the FRB.

SECTION 4.7 Business Locations. Schedule 4.7 as revised from time to time by the Borrower pursuant to Section 5.1(m) lists each of the locations where the Borrower and its Subsidiaries maintain an office, a place of business.

SECTION 4.8 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or Parent to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or Parent to the Administrative Agent or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading under the circumstances in which given.

SECTION 4.9 Subsidiaries. The Borrower has no Subsidiaries other than those specified on Schedule 4.9

SECTION 4.10 Insurance Licenses. Schedule 4.10 as revised from time to time by the Borrower pursuant to Section 5.1(m) lists all of the jurisdictions in which the Borrower and its Subsidiaries hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”). Except as set forth on Schedule 4.10, to the best of the Borrower’s knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by the Department. Schedule 4.10 as revised from time to time by the Borrower pursuant to Section 5.1(m) indicates the line or lines of insurance which the Borrower and its Subsidiaries is permitted to be engaged in with respect to each License therein listed. Neither the Borrower nor any of its Subsidiaries transact any insurance business, directly or indirectly, in any jurisdiction other than those enumerated on Schedule 4.10 as revised from time to time by the Borrower pursuant to Section 5.1(m) hereto, where such business requires that the Borrower or any of its Subsidiaries obtain any license, permit, governmental approval, consent or other authorization.

SECTION 4.11 Taxes. The Borrower and its Subsidiaries have filed by the required filing date all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. On the Amendment Effective Date there is no ongoing audit by a taxing authority or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower and there is no unresolved claim by a taxing authority concerning the Borrower’s tax liability, for any period for which returns have been filed or were due. As used in this Section 4.11, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

SECTION 4.12 Securities Laws. Neither the Borrower nor any Affiliate, nor to the Borrower’s knowledge anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Credit Extensions or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would cause the issuance or sale of the Credit Extensions to be required to be registered under the Securities Act of 1933, as amended.

SECTION 4.13 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, where the effect of such violation could reasonably be expected to have a Material Adverse Effect on the Borrower and, to the best of the Borrower’s knowledge, no such violation has been alleged and the Borrower and each of its Subsidiaries (i)

has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 4.14 Financial Condition. The audited consolidated financial statements of the Borrower as at December 31, 2002 and the unaudited consolidated financial statements of the Borrower as at March 31, 2003, copies of which have been delivered to the Lenders, are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries at such date and the result of its operations for the periods then ended.

SECTION 4.15 Insurance Act. The Borrower has not received any direction or other notification by the Minister pursuant to Section 32 of Insurance Act, 1978 of Bermuda.

SECTION 4.16 First Priority Security Interest. The Administrative Agent, for the benefit of the Lenders, has a first priority perfected security interest in the collateral pledged by the Borrower pursuant to the Security Agreement.

SECTION 4.17 Tax Shelter Regulations. The Borrower does not intend to treat the Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the list and other records required by such Treasury Regulation.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full, and until the Final Maturity Date, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent and the Lenders:

(a) GAAP Financial Statements:

(i) Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year (A) of the Borrower, a copy of the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of the Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended and (B) of the Parent, a copy of the unaudited consolidated and consolidating balance sheets of the Parent, as of the close of such quarter and the related consolidated and consolidating statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of the Parent that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Parent as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 90 days after the close of each Fiscal Year (A) of the Borrower, a copy of the annual audited consolidated financial statements of the Borrower and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG Peat Marwick or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such year and for the period then ended and (B) of the Parent, a copy of the annual audited financial statements of the Parent consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG Peat Marwick or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of the Parent as at the end of such year and for the period then ended.

(b) Tax Returns. If requested by the Administrative Agent, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by the Borrower and its Subsidiaries.

(c) SAP Financial Statements. Within 5 days after the date filed with the Minister for each of its Fiscal Years, but in any event within 120 days after the end of each Fiscal Year of the Borrower a copy of the Annual Statement of the Borrower and each of its Subsidiaries for such

Fiscal Year prepared in accordance with SAP and accompanied by the certification of an Executive Officer of the Borrower that such financial statement is complete and correct and presents fairly in accordance with SAP the financial position of the Borrower or such Subsidiary for the period then ended.

(d) Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 10 days after the end of each calendar month of each Fiscal Year, (i) a report listing each of the Borrower’s Eligible Investments and Private Fund Investments, (ii) a report listing each of Borrower’s Unencumbered Assets and calculating the Unencumbered Asset Reserve Requirement and (iii) a Borrowing Base Certificate executed by an Executive Officer. For purposes of such report and of completing the Borrowing Base Certificate, each Eligible Investment and Private Fund Investment shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

(e) Projections. As soon as available, but not later than March 31 of each year, commencing with the year 2003, a three-year projection of the Borrower’s results covering the then-current Fiscal Year and each of the next two Fiscal Years.

(f) Reports to Shareholders. Promptly upon the filing or making thereof copies of (i) all financial statements and reports that Parent or the Borrower sends to its shareholders or its other holders of Debt; (ii) copies of all financial statements and regular, periodic or special reports that Parent or the Borrower may make to, or file with, any Government Authority.

(g) Additional Borrowing Base Certificates. Promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by an Executive Officer of the Borrower.

(h) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(i) Other Information. The following certificates and other information related to the Borrower:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Borrower or any of its Subsidiaries relating to the insurance business of the Borrower (when, and if, prepared); provided, the Borrower shall only be required to deliver any interim report hereunder at such time as Borrower has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

(ii) Copies of all filings (other than nonmaterial filings) with Governmental Authorities by the Borrower or any of its Subsidiaries not later than five (5) Business

Days after such filings are made, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between the Borrower or any of its Subsidiaries and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of the Borrower or any of its Subsidiaries by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower or any of its Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any of its Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any of its Subsidiaries to conduct its business.

(iv) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any of its Subsidiaries.

(v) Promptly, notice of any actual or, to the best of the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of the Borrower.

(vi) Promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor forms.

(vii) Promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

(j) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 5.1(a)(i) and 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, and at any other time no later than ten (10) Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief financial officer, treasurer or senior vice president of the Borrower.

(k) Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of, or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement issued by the Borrower or any of its Subsidiaries involving unreserved claims in excess of 10% of the Borrower’s Net Worth, (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Credit Document or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

(l) Insurance Reports. Within five (5) Business Days of receipt of such notice by the Borrower, written notice of any cancellation or material adverse change in any material Insurance Policy carried by the Borrower.

(m) Updated Schedules. From time to time, and in any event concurrently with delivery of the financial statements under Section 5.1(a)(i) and (ii), revised Schedules 4.1, 4.7, and 4.10, if applicable, showing changes from the Schedules previously delivered.

(n) Other Information. From time to time such other information concerning the Borrower as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

SECTION 5.2 Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower and each of its Subsidiaries, (b) be, and ensure that the Borrower and each of its Subsidiaries is, duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect, and (c) do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s corporate existence.

SECTION 5.3 Books, Records and Inspections. (a) Maintain, and cause its Subsidiaries to maintain materially complete and accurate books and records in accordance with GAAP and SAP, (b) permit access at reasonable times by the Administrative Agent to its books and records, (c) permit the Administrative Agent or its designated representative to inspect at reasonable times its properties and operations, and (d) permit the Administrative Agent to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 5.4 Insurance. Maintain Insurance Policies to such extent and against such hazards and liabilities as is required by law.

SECTION 5.5 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contest could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Compliance with Laws. Comply, and cause each Subsidiary to comply (a) with all federal and local laws, rules and regulations related to its businesses (including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of the Borrower and its Subsidiaries), and (b) with all Contractual Obligations binding upon it, except where failure to so comply would not in the aggregate have a Material Adverse Effect on the Borrower.

SECTION 5.7 Maintenance of Permits. Maintain, and cause each Subsidiary to maintain, all permits, licenses and consents as may be required for the conduct of its business by any federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Conduct of Business. Engage, and cause each Subsidiary to engage, primarily in the same business or businesses described in the Borrower’s 2000 Annual Report.

SECTION 5.9 Use of Letters of Credit. The Borrower shall request letters of credit only to support its obligations under Reinsurance Agreements.

SECTION 5.10 Further Assurances. Promptly upon the request of the Administrative Agent, the Borrower shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to insure that the obligations of the Borrower hereunder are secured by a first priority perfected interest in the assets of the Borrower stated to be pledged pursuant to the Security Agreement and to perfect and maintain the validity, effectiveness and priority of the Security Agreement and the Liens intended to be created thereby.

ARTICLE VI.

NEGATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full and until the Final Maturity Date, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 6.1 Net Worth. Not permit the Net Worth of (a) the Borrower to be less than $561,110,400 and (b) the Parent to be less than $475,327,200.

SECTION 6.2 Unencumbered Reserve Requirement. Not permit the Fair Market Value of the Unencumbered Assets to be less than the greater of (x) $35,000,000 and (y) an amount equal to the amount which would represent the impact of a 100 basis point increase in the interest rates on the Borrower’s Investments; provided, however that in calculating the Fair Market Value of Unencumbered Assets, no more than 50% of the Fair Market Value of Unencumbered Assets shall be attributable to MDS Shares.

SECTION 6.3 Debt. Not, and not permit any Subsidiary to, incur any Debt other than (a) Debt under this Agreement; (b) Purchase Money Debt provided the aggregate principal amount outstanding at any time does not exceed $500,000; (c) Debt pursuant to Capitalized Leases provided such Leases do not cover any property other than property acquired in connection therewith and the aggregate principal amount of all such Debt outstanding at any time does not exceed $1,500,000; (d) Hedging Obligations entered into in the ordinary course of business in order to hedge currency, commodity or interest rate risks, and not for purposes of speculation; (e) Debt for standby letters of credit which have been, or may be from time to time in the future, issued to insurance or reinsurance cedents in the ordinary course of business; (f) Debt in connection with Total Return Equity Swaps provided the proceeds of such Debt is invested in assets of the type described in the definition of Eligible Investments; and (g) Debt not included in paragraphs (a) through (f) which does not exceed at any time; in the aggregate, $1,000,000.

SECTION 6.4 Mergers, Consolidations and Sales. Not, and not permit any Subsidiary to, (a) merge or consolidate, (b) purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person provided that the Borrower may make any such purchase or acquisition provided (i) no Default or Event of Default has occurred and is continuing or would result from such purchase or acquisition, (ii) the Borrower provides the Lenders with a pro forma Compliance Certificate giving effect to such purchase or acquisition and (iii) the aggregate purchase price of all such purchases and acquisitions after the date hereof does not exceed $75,000,000, or (c) sell, transfer, convey or lease all or any substantial part of its assets, other than (i) any sale, transfer, conveyance or lease in the ordinary course of business, (ii) any sale or assignment of receivables, (iii) any sale, transfer, conveyance or lease not in the ordinary course of business provided the aggregate fair market value of all such sales, transfers, conveyances or leases after the date hereof does not exceed $75,000,000 and (iv) Total Return Equity Swaps permitted under Section 6.3(f).

SECTION 6.5 Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 6.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates other than that described in the January 7, 2002 Agreement unless such arrangement, transaction or contract is on an arm’s length basis.

SECTION 6.7 Liens. Not create or permit to exist, nor allow any of its Subsidiaries to create or permit to exist, any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of such Person; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (iv) mechanics’, workers’, materialmen’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (v) Liens listed on Schedule 6.7 in effect on the date hereof; (vi) attachments, judgments and other similar Liens for sums not exceeding $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights); (vii) attachments, judgments and other similar Liens for sums of $5,000,000 or more

(excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (viii) Liens on cash and Investments (other than Collateral) pursuant to trusts or other security arrangements in connection with Reinsurance Agreements and Liens securing Debt permitted under Section 6.3(e); (ix) Liens in connection with Debt permitted under Section 6.3(f); (x) Liens in favor of the Administrative Agent for the benefit of the Lenders; (xi) Purchase Money Liens securing Purchase Money Debt permitted under Section 6.3(b); (xii) any interest or title of a lessor in assets subject to any Capitalized Lease or operating lease which is permitted under this Agreement; and (xiii) Liens not permitted by any other clause of this Section 6.7 securing Debt in an aggregate amount not to exceed $250,000, provided any Liens granted (other than Liens pursuant to Section 6.7(x)) do not extend to any Collateral and after giving effect to all Liens under clauses (viii) through (xiii), there are Unencumbered Assets sufficient to ensure compliance with Section 6.2.

SECTION 6.8 Restrictions On Negative Pledge Agreements. Not create, incur or assume any agreement to which it is a signatory, other than this Agreement which places any restrictions upon the right of the Borrower to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired (other than with respect to property secured by Liens permitted under Section 6.7) except for such restrictions imposed under this Agreement or by federal or state laws upon the right of the Borrower to sell, pledge or otherwise dispose of securities owned by it.

SECTION 6.9 Dividends, Etc. Not (a) declare or pay any dividends on any of its Capital Stock, (b) purchase or redeem any Capital Stock of Parent or any of its Subsidiaries or any warrants, options or other rights in respect of such stock, or (c) set aside funds for any of the foregoing, except that the Borrower may declare or pay dividends on any of its Capital Stock provided no Default or Event of Default has occurred and is continuing on the date of or would result from such declaration or payment.

SECTION 6.10 Eligible Investments. The Borrower shall not permit:

(a) the minimum weighted average credit quality rating of the Eligible Investments to be less than AA/Aa2 or the equivalent; or

(b) the Eligible Investments to exceed the Concentration Limits;

provided, however, that the Borrower shall not be in violation of this Section 6.10 if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Investments (as opposed to a change in the makeup of such Eligible Investments) unless such deficiency exists for thirty days.

ARTICLE VII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Credit Extension. Default in the payment when due of any Reimbursement Obligation.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of fees or of any other amount payable hereunder or under the Credit Documents.

(c) Non-Payment of Other Debt. (i) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of, or guaranteed by, the Borrower if the aggregate amount of Debt of the Borrower which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $5,000,000 or more, or (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, the Borrower if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $5,000,000 or more in the aggregate or to permit the holder or holders of such Debt of $5,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower with respect to any material purchase or lease obligation of $5,000,000 or more (unless the existence of any such default is being contested by the Borrower in good faith and by appropriate proceedings and the Borrower has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc. (i) Parent or the Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any of such Persons any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any of such Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause(ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

(f) Financial Statements. Failure by the Borrower to comply with its covenants set forth in Section 5.1 and continuance of such failure for five Business Days after notice thereof from the Administrative Agent.

(g) Specific Defaults. Failure by the Borrower to comply with its covenants set forth in Sections 5.9, 6.1, 6.3, 6.4, 6.6, 6.7(viii), 6.7(ix), 6.7(x), 6.7(xi), 6.7(xii), 6.7(xiii), 6.8 or 6.9.

(h) Non-compliance With Other Provisions. Failure by the Borrower to comply with or to perform any provision of this Agreement or the other Credit Documents (and not constituting an Event of Default under any of the other provisions of this Article VII) and continuance of such failure for 30 days after notice thereof from the Administrative Agent to the Borrower.

(i) Warranties and Representations. Any warranty or representation made by or on behalf of the Borrower herein or in any Credit Document is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of Borrower to the Administrative Agent or the Lenders is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(j) Employee Benefit Plans. The Borrower establishes any Plan.

(k) Credit Documents. The Security Agreement or any other Credit Document shall cease to be in full force and effect with respect to the Borrower, the Borrower shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Security Agreement, any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Credit Documents or to contest the validity, binding nature or enforceability of any thereof or the Administrative Agent shall fail to have a first priority perfected Lien on any collateral granted under the Security Agreement.

(l) Change in Control. A Change in Control occurs.

(m) Judgments. A final judgment or judgments which exceed an aggregate of $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur, all Obligations shall become immediately due and payable, and the Borrower shall become immediately obligated to deliver to the Administrative Agent cash collateral in an amount equal to the outstanding LC Obligations all without notice of any kind; and, in the case of any other Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders shall, terminate the Commitments hereunder and declare all or any portion of the Obligations to be due and payable, and/or demand that the Borrower immediately deliver to the Administrative Agent Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations whereupon the Commitments shall terminate and all or such portion of the Obligations shall become immediately due and payable, and/or demand that the Borrower immediately deliver to the Administrative Agent Cash and Cash Equivalents in an amount equal to the outstanding LC Obligations all without further notice of any kind. The Administrative Agent shall promptly advise the Borrower of any such declaration but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 7.1(a) may not be waived except by consent of all of the Lenders and acknowledged by the Administrative Agent in writing.

SECTION 7.3 LC Collateral Account.

(a) If at any time after the Borrower has been required to deposit amounts in the LC Collateral Account pursuant to Section 2.13, the Administrative Agent determines that the amount on deposit in the LC Collateral Account is less than the amount of the outstanding LC Obligations at such time, the Administrative Agent may demand the Borrower to deposit, and the Borrower shall, upon such demand and without any further notice, pay to the Administrative Agent for deposit in the LC Collateral Account, funds necessary to cure any shortfall.

(b) The Administrative Agent may, at any time or from time to time, after funds are deposited in the LC Collateral Account apply such funds to the payment of the Obligations then due and payable by the Borrower to the Fronting Bank, the Lenders or the Administrative Agent under the Credit Documents.

(c) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Collateral Account until all of the Obligations have been indefeasibly paid in full, the Commitments have been terminated and all Letters of Credit have been terminated or expired, at which time any funds remaining in the LC Collateral Account shall be returned by the Administrative Agent to the Borrower.

ARTICLE VIII.

CONDITIONS

SECTION 8.1 Conditions to Occurrence of the Amendment Effective Date. The occurrence of the Amendment Effective Date shall be subject to receipt by the Administrative Agent of all of the following, each duly executed and dated the Amendment Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent (with sufficient copies for each Lender):

(a) This Agreement. This Agreement executed by each party thereto.

(b) Certificate. Certificate of an Executive Officer dated as of the Amendment Effective Date stating that: (i) that there are no material insurance regulatory proceedings pending or threatened against the Borrower in any jurisdiction; (ii) no Default or Event of Default exists or will result from the initial Credit Extension; and (iii) there has occurred since December 31, 2002, no event or circumstance that has resulted or in the judgment of such Executive Officer could reasonably be expected to result in a Material Adverse Effect.

(c) Existing Letters of Credit. To the extent that any Letters of Credit outstanding under the Existing Credit Agreement as of the Amended Effective Date will not be Continuing Letters of Credit, such Letters of Credit shall have been returned, undrawn, to the LC Administrator.

(d) Borrowing Base Certificate. The Borrower shall have delivered a Borrowing Base Certificate calculated as of the most recent Business Day.

(e) Fees. The Administrative Agent shall have received on behalf of the Lenders the upfront fees required pursuant to Section 2.14(d) and the Borrower shall have paid to the Administrative Agent any amounts due pursuant to the Fee Letter.

(f) Other. Such other documents as the Administrative Agent may reasonably request.

SECTION 8.2 Conditions to All Credit Extensions. The obligation of the Lenders to make all Credit Extensions shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

(a) LC Application/Borrowing Base Certificate. The Borrower shall have delivered a Borrowing Base Certificate calculated as of the most recent Business Day.

(b) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions and no Default or Event of Default shall have occurred and be continuing under the Credit Documents or will result from the making of the Credit Extensions.

(c) Warranties and Representations. (i) All warranties and representations contained in this Agreement (other than Section 4.2 except in the case of the initial Credit Extension) shall be true and correct in all material respects as of the date of any Credit Extension, with the same effect as though made on the date of and concurrently with the making of such Credit Extension (except where such representation speaks as of specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Administrative Agent or the Lenders) prior to the date of any Credit Extension shall have been performed.

(d) Litigation. (i) No litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry shall be, on the date of any Credit Extension, pending, or to the knowledge of the Borrower, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or to obtain material relief as a result of, the transactions contemplated hereunder or, in the reasonable opinion of the Required Lenders, could be reasonably expected to be materially adverse to any of the parties to this Agreement and which is not Ordinary Course Litigation, and (ii) in the reasonable opinion of the Required Lenders, no material adverse development shall have occurred in any litigation (including, without limitation, derivative actions), arbitration, government investigation or proceeding or inquiry with respect to any Reinsurance Agreement issued by the Borrower or its Subsidiaries in which the unreserved potential liability is in excess of 10% of the Borrower’s Net Worth or disclosed in Schedule 4.2 which is likely to have a Material Adverse Effect.

(e) Fees. The fees referred to in Section 2.14 which are due and payable on or prior to the Amendment Effective Date or the date of any Credit Extension shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders.

(f) Material Adverse Effect. There shall not have occurred any event which, in the reasonable judgment of the Required Lenders, constitutes a Material Adverse Effect.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The LC Administrator shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Lenders and the documents associated therewith and shall have all of the benefit and immunities provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by such LC Administrator in connection with Letters of Credit issued by the Lenders or proposed to be issued by the Lenders and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article IX, included the LC Administrator with respect to such acts or omissions.

SECTION 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 9.3 Liability of Administrative Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of the Borrower or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Affiliates.

SECTION 9.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (and all the Lenders if required pursuant to Section 10.1) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of LC Advances, interest and fees required to be paid to the Administrative Agent for the account of the LC Administrator, the Fronting Bank or the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

SECTION 9.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

SECTION 9.8 Administrative Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though BofA were not the Administrative Agent or the LC Administrator hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Credit Extensions, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the LC Administrator, and the terms “Lender” and “Lenders” include BofA in its individual capacity.

SECTION 9.9 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower. If no successor agent is appointed prior to the Amendment Effective Date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Administrative Agent unless BofA shall also simultaneously be replaced as “LC Administrator” hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

SECTION 9.10 Withholding Tax. Each of the Lenders and the Administrative Agent (i) represents and warrants that on the date hereof (or, if later, the date it becomes a party to this Agreement) that under applicable law and treaties no U.S. withholding tax will be required to be withheld with respect to any payments to be made by the Borrower hereunder, (ii) agrees to furnish to the Administrative Agent and the Borrower on or before the first scheduled payment date after the Amendment Effective Date, a United States Internal Revenue Service Form W-8BEN and W-9 or Form W-8ECI and W-8, as appropriate (or successor forms) properly completed and executed and (iii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(a) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form 1001 as no longer valid.

(b) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8EC1 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 9.10 (a) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

SECTION 9.11 Co-Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “co-agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Administrative Agent, do any of the following:

(a) increase or extend the Commitment to issue Letters of Credit or the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2) or extend the expiry date of any Letter of Credit to a date after the Final Maturity Date;

(b) postpone or delay any date fixed by this Agreement or any other Credit Document for any payment of LC Advances, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document;

(c) reduce the amount of, or the rate of interest specified herein on, any Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Credit Document;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the LC Obligations which is required for the Lenders or any of them to take any action hereunder;

(e) release the Security Agreement or release all or a substantial part of the Collateral granted thereunder except in accordance with the terms thereof; or

(f) amend this Section, or any provision herein providing for consent or other action by all Lenders;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document and no amendment of any provision relating to the LC Administrator shall be effective without the written consent of the LC Administrator. Notwithstanding the foregoing the Fee Letter may be amended, or rights of privileges thereunder waived, in writing, executed by the parties thereto.

SECTION 10.2 Notices. All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

(a) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or, if delivered, upon delivery, except that notices pursuant to Article II or IX shall not be effective until actually received by the Administrative Agent and/or the LC Administrator, as applicable.

(b) Any agreement of the Administrative Agent, the LC Administrator and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the LC Administrator and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the LC Administrator and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the LC Administrator or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by the Administrative

Agent, the LC Administrator and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the LC Administrator and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the LC Administrator and the Lenders to be contained in the telephonic or facsimile notice.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the LC Administrator or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 10.4 Costs and Expenses. The Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Administrative Agent and LC Administrator) within ten Business Days after demand for all costs and expenses incurred by BofA (including in its capacity as Administrative Agent and LC Administrator), in connection with the negotiation, preparation, delivery, syndication, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Administrative Agent) with respect thereto; and

(b) pay or reimburse the Administrative Agent, the Lenders and the LC Administrator within ten Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Obligations (including in connection with any “workout” or restructuring regarding the Obligations, and including in any insolvency proceeding or appellate proceeding) provided that the parties shall to the extent of common interests use a single counsel.

SECTION 10.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Agent-Related Persons and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Credit Extensions or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

SECTION 10.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent, the Fronting Bank or the Lenders, or the Administrative Agent, the Fronting Bank or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Percentage of any amount so recovered from or repaid by the Administrative Agent.

SECTION 10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, the Fronting Bank and each Lender.

SECTION 10.8 Assignments, Participations, etc.

(a) Any Lender may, with the written consent of the Borrower (at all times other than during the existence of an Event of Default) and the Administrative Agent, which consents shall not be unreasonably withheld, and the Fronting Bank, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the LC Obligations, the Commitments and the other rights and obligations of such Lender hereunder, provided, however, that (w) the aggregate principal amount of the Commitment assigned by any Lender to someone other than another Lender shall be in a minimum amount of $5,000,000 (or if less, the entire Commitment then held by such Lender), (x) after giving effect to any such assignment by a Lender, the aggregate amount of the Commitments and/or LC Obligations held by such assigning Lender is at least $5,000,000 (unless such Lender has assigned the entire Commitment and LC Obligations then held by it), (y) after giving effect to any such assignment by a Lender, the Assignee Percentage under the Tranche A Commitment and Tranche B Commitment is the same and the Percentage of the assignor Lender under the Tranche A Commitment and the Tranche B Commitment is the same, and (z) the Assignee provides the Administrative Agent and the Borrower with the form specified in Section 9.10. The Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance in the form of Exhibit C (“Assignment and Acceptance”) and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

(b) From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Credit Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Credit Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Documents.

(c) Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any LC Obligations, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Credit Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Credit Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Credit Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 10.5 to the extent the Lender selling such participation would be so entitled as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. All participations shall be pro rata among such Lender’s Tranche A Commitment and Tranche B Commitment.

(e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this

Agreement and any LC Obligation held by it in favor of any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

SECTION 10.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower, or by the Administrative Agent on such Borrower’s behalf, under this Agreement or any other Credit Document (“Information”), and neither it nor any of its Affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Borrower; except to the extent Information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided, however, that any Lender may disclose Information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (vi) to such Lender’s independent auditors and other professional advisors; (vii) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep Information confidential to the same extent required of the Lenders hereunder; (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with such Lender or such Affiliate; and (ix) to its Affiliates which are either such Lender’s parent or it or its parent’s wholly owned Subsidiary or, with the prior written consent of the Borrower which shall not be unreasonably withheld, its other Affiliates. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Letters of Credit contemplated hereby.

SECTION 10.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Obligations have been accelerated, the Fronting Bank and each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final)

at any time held by, and other indebtedness at any time owing by, the Fronting Bank and such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Fronting Bank and such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent the Fronting Bank and such Lender shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Fronting Bank and each Lender agree promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Person; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 10.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

SECTION 10.12 Counterparts; Facsimile. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to any Requirement of Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Lenders, the Fronting Bank, the Administrative Agent and the LC Administrator. The Administrative Agent, the Fronting Bank and the LC Administrator may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

SECTION 10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

SECTION 10.14 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the LC Administrator, the Fronting Bank, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents; provided, however, that from and after the Exit Date, Fleet shall be a third party beneficiary of Section 2.17 so long as any of the Several Letters of Credit showing Fleet as an Issuer thereunder.

SECTION 10.15 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK PROVIDED THAT

THE ADMINISTRATIVE AGENT, THE LC ADMINISTRATOR AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE FRONTING BANK, THE LC ADMINISTRATOR AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE FRONTING BANK, THE LC ADMINISTRATOR AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, THE FRONTING BANK, THE LC ADMINISTRATOR AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID OR BY ANY OTHER MEANS PERMITTED BY NEW YORK OR FEDERAL LAW.

SECTION 10.16 Waiver of Jury Trial. THE BORROWER, THE LC ADMINISTRATOR, THE FRONTING BANK, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LC ADMINISTRATOR, THE FRONTING BANK, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

SECTION 10.17 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to any Credit Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under any

Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its main branch in San Francisco, California. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the day of payment, pay such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under any Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in any Credit Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under any Credit Document or under any judgment or order.

SECTION 10.18 Service of Process. On or prior to the Amendment Effective Date, the Borrower shall appoint CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, New York, New York 10011, United States, as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 10.2. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Borrower agrees to indemnify the Process Agent in connection with all matters relating to its appointment as agent of the Borrower for such purposes, to enter into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent’s customary fees upon demand. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified pursuant to Section 10.2. Nothing in this Section 10.18 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower, or any of its properties in the courts of any other jurisdiction.

SECTION 10.19 Entire Agreement. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding among the Borrower, the LC Administrator, the Fronting Bank, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

MAX RE LTD.

By:

Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrative Agent, LC Administrator, Fronting Bank and Lender

By:

Title:

CITIBANK, N.A.

By:

Title:

ING BANK N.V., LONDON BRANCH

By:

Title:

By:

Title:

FLEET NATIONAL BANK

By:

Title:

SCHEDULE 1.1

CONCENTRATION LIMITS

(Eligible Investments)	Limitation per Issuer (as Percentage of all such Eligible Investments)	Limitation per Issue (as Percentage of all such Eligible Investments)

ABS	7.5%	N/A

Corporate/Municipal Securities	N/A	7.5%

MBS (Non Agency CMOs)	5%	7.5%

G7 Securities	N/A	7.5%

Sch.1.1-1

SCHEDULE 1.2

BORROWING BASE CALCULATION

Eligible Investments	Applicable Percentage of Fair Market Value

Cash and Cash Equivalents	98%

A1/P1 Commercial Paper	98%

Government Debt with maturities of more than one year but less than five year	98%

Government Debt with maturities of five years or more	95%

MBS (Agency Pass-Throughs) rated AA- by S&P or Aa3 by Moody’s or better	90%

MBS (Agency CMOs) rated AA- by S&P or Aa3 by Moody’s or better	90%

MBS (Non-Agency CMOs) rated AAA by S&P or Aaa by Moody’s	90%

MBS (Non-Agency CMOs) rated AA- by S&P or Aa3 by Moody’s or better	87.5%

ABS	95%

G7 Securities issued by the Governments of Germany or the United Kingdom	95%

G7 Securities issued by the Governments of France, Japan or Canada	93%

G7 Securities issued by the Government of Italy	92%

Corporate/Municipal Securities rated AAA by S&P or Aaa by Moody’s	94%

Corporate/Municipal Securities rated at least AA- by S&P or Aa3 by Moody’s	93%

Corporate/Municipal Securities rated at A- by S&P or A3 by Moody’s	92%

S-1.2-1

SCHEDULE 2.1

COMMITMENTS BEFORE EXIT DATE

Lender	Individual Commitment	Tranche A Commitment	Tranche B Commitment	Percentage
Bank of America, N.A.	$90,000,000.00	$90,000,000.00	$9,000,000.00	29.433234309%
Citibank, N.A.	$90,000,000.00	$90,000,000.00	$9,000,000.00	29.433234309%
Fleet National Bank	$35,776,793.15	$35,776,793.15	$3,577,679.00	11.700297073%
ING Bank N.V., London Branch	$90,000,000.00	$90,000,000.00	$9,000,000.00	29.433234309%

TOTAL	$305,776,793.15	$305,776,793.15	$30,577,679.00	100.000000000%

COMMITMENTS AFTER EXIT DATE
Lender	Individual Commitment	Tranche A Commitment	Tranche B Commitment	Percentage
Bank of America, N.A.	$90,000,000.00	$90,000,000.00	$9,000,000.00	33.333333334%
Citibank, N.A.	$90,000,000.00	$90,000,000.00	$9,000,000.00	33.333333333%
ING Bank N.V., London Branch	$90,000,000.00	$90,000,000.00	$9,000,000.00	33.333333333%

TOTAL	$270,000,000.00	$270,000,000.00	$27,000,000.00	100.000000000%

Sch.2.1-1

SCHEDULE 2.7

CONTINUING LETTERS OF CREDIT

I.	LETTERS OF CREDIT ISSUED BY FRONTING BANK

Tranche A Letters of Credit

LC No.	Beneficiary	LC Amount	Expiry Date
7404249	Paul Revere Life	12,400,000.00	12/31/03
7404611	Lumbermens Mutual Casualty Co.	25,138,000.00	12/31/03
7404629	Baltic-Scandinavian	17,338,000.00	12/31/03
7404673	Pro National Ins	4,577,540.00	12/31/03
7408539	Lumbermens	65,993,459.00	12/31/03

Tranche B Letters of Credit

None

II.	LETTERS OF CREDIT ISSUED SEVERALLY BY ORIGINAL LENDERS

Tranche A Letters of Credit

LC No.	Beneficiary	LC Amount	Expiry Date
7409555	HCC Life Insurance	14,137,473.70	12/31/03
7409554	Avemco Insurance	5,317,966.70	12/31/03
7409391	Attorney’s Liability	938,000.00	12/31/03
7408543	Harbor Specialty	21,364,811.00	12/31/03
7405897	American Bankers	8,000,000.00	12/31/03
7405925	The Signal Mutual	19,250,000.00	10/01/03

S-2.7-1

7408521	Clarendon	527,983.00	12/31/02
7408542	Clarendon	7,802,997.00	12/31/02
7405567	AMComp Inc	38,906,433.00	12/31/03
7409898	HCC Life Insurance	4,792,415.00	12/31/03
7409900	HCC Life Insurance	1,007,517.00	12/31/03
7408673	Continental Casualty	24,000,000.00	12/31/02
7410833	Kentucky Employers Mutual Ins	241,658.75	09/30/03
7410872	Guard Insurance Group	942,070.00	12/31/03
7410915	Ace Property & Casualty Insurance	699,795.00	12/31/03
7411309	Clarendon National Insurance	5,400,674.00	12/31/03

Tranche B Letters of Credit

LC No.	Beneficiary	LC Amount	Expiry Date
7408540	Alea Europe AG	27,000,000.00	12/31/03

Sch.2.7-2

SCHEDULE 4.1

JURISDICTIONS

Max Re Ltd

Bermuda

Max Re Europe Limited

Ireland

S-4.1-1

SCHEDULE 4.2

LITIGATION

None

Sch.4.2-1

SCHEDULE 4.7

LOCATIONS

Max Re House

2 Front Street

P.O. Box HM 2565

Hamilton HM KX, Bermuda

Max Re Europe Limited

Commerzbank House

Guild St 1 FFC

Dublin, 1

Ireland

Sch. 4.7-1

SCHEDULE 4.9

SUBSIDIARIES

Max Re Europe Limited

Max Re Diversified Strategies, Ltd.

Sch. 4.9-1

SCHEDULE 4.10

INSURANCE LICENSES

Bermuda licence for General Business Insurance

Borrower is licensed as a Class IV, General and long-term Insurer in Bermuda, which allows writing of all property, casualty, life, and health lines.

Max Re Europe Limited has a permit to write business in Ireland.

Sch. 4.10-1

SCHEDULE 6.7

LIENS

None

Sch. 6.7-1

SCHEDULE 10.2

ADDRESSES

LENDING OFFICES,

ADDRESSES FOR NOTICES

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Administrative Agent, Fronting Bank,

LC Administrator and Lender

Lending Letter of Credit Office:

231 South LaSalle Street

Letter of Credit Operations/#1580

Chicago, Illinois 60697

Attention: Manager - Standby Letter of Credit Unit

Facsimile: (312) 987-6828

Notices (other than notices of

Credit Extensions):

Bank of America, National Association

231 South LaSalle Street

Chicago, Illinois 60697

Attention: Debra Basler

Telephone: (312) 828-3734

Facsimile: (312) 987-0889

Sch. 10.2-1

CITIBANK, N.A.

Lender Letter of Credit Office and Notices:

Citibank, N.A.

388 Greenwich Street

22nd Floor

New York, New York 10013

Attention: Mike A. Taylor

Telephone: (212) 816-4033

Facsimile: (212) 816-4144

ING BANK N.V.

Lender Letter of Credit Office and Notices:

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Robert Miners

Telephone: 011 44 207 767 5908

Facsimile: 011 44 207 767 7507

FLEET NATIONAL BANK

Lender Letter of Credit Office and Notices:

Fleet National Bank

Mail Code CT MO 0250

777 Main Street

Hartford, CT 06115

Attention: Anson Harris

Telephone: (860) 986-7518

Facsimile: (860) 986-1264

MAX RE LTD.

Notices:

Max Re Ltd.

P.O. Box HM 2565

Max Re House

2 Front Street

Hamilton HM KX, Bermuda

Attention: Keith Hynes, Chief Financial Officer

Telephone: (441) 296-8800

Facsimile: (441) 296-8811

Sch. 10.2-2

EXHIBIT A

Max Re Ltd.

COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

Reference is made to that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 5, 2003 (as extended, renewed, amended or restated from time to time, the “LC Agreement”) among Max Re Ltd., a Bermuda company (the “Borrower”), the several financial institutions from time to time parties to this LC Agreement (the “Lenders”), Bank of America, National Association, as letter of credit administrator (in such capacity, the “LC Administrator”), Bank of America, National Association, as fronting bank (in such capacity, the “Fronting Bank”), and Bank of America, National Association, as agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the LC Agreement.

The undersigned hereby certifies as of the date hereof that he/she is the [chief executive officer] [chief financial officer] [treasurer] [senior vice president] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lenders and the Administrative Agent on the behalf of the Borrower and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by Section 5.1(a)(ii) of the LC Agreement.]

1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of the Fiscal Year ended                     ,              and (b) the related consolidated statements of income and retained earnings and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of                      which report states that such consolidated financial statements are complete and correct and have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries for the periods indicated and on a basis consistent with prior periods.

or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [5.1(a)(i)] of the LC Agreement.]

1. Attached as Schedule 1 hereto are (a) a true and correct copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the Fiscal Quarter ended                     ,             , and (b) the related unaudited consolidated statements of income, shareholders’ equity, and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by [the chief financial officer] [treasurer]

that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and the results of operations of the Borrower and its consolidated Subsidiaries.

2. The undersigned has reviewed and is familiar with the terms of the LC Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. To the best of the undersigned’s knowledge, the Borrower, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the LC Agreement to be observed, performed or satisfied by the Borrower, and the undersigned has no knowledge of any Default or Event of Default.

4. The financial covenant calculations set forth on Schedule 2 attached hereto are true and correct on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

Max Re Ltd.

By:

Title:

Date:                     ,

For the Fiscal Quarter/

Year ended                     ,

Schedule 2

of the Compliance Certificate

($ in 000’s)

Section 6.1 Net Worth

A. Net Worth of Borrower	$

B. Borrower Net Worth Requirement	$561,110,400

C. Parent Net Worth	$

D. Required Net Worth	$475,327,200

Section 6.2 Unencumbered Asset Reserves

A. Fair Market Value of Unencumbered Assets		$

B. Percentage of Unencumbered Assets which are MDS Shares [Can’t exceed 50%]		%

C. Amount equal to impact on Borrower’s Investments from 100 basis point increase in interest rates		$

D. Higher of $35,000,000 or Item C		$

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

To: Bank of America, National Association,

as Administrative Agent

231 South LaSalle Street

Chicago, IL 60697

Re:	Max Re Ltd.

Ladies and Gentlemen:

We refer to the Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 5, 2003 (as amended or otherwise modified from time to time, the “LC Agreement”) among Max Re Ltd. (the “Borrower”), various financial institutions from time to time party thereto (the “Lenders”), Bank of America, National Association, as letter of credit administrator (the “LC Administrator”), Bank of America, National Association, as fronting bank (the “Fronting Bank”) and Bank of America, National Association, as administrative agent for the Lender (the “Administrative Agent”). This Certificate, together with supporting calculations attached hereto set forth in reasonable detail, is delivered to you pursuant to the terms of the LC Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the LC Agreement.

We hereby certify and warrant to the Administrative Agent, the LC Administrator, the Fronting Bank and the Lenders that at the close of business on                     ,              (the “Borrowing Base Calculation Date”), the Tranche A Borrowing Base was $                         and the Tranche B Borrowing Base was $                        , in each case computed as set forth on the Schedule I attached hereto and the Eligible Investments and MDS Shares were as set forth on Schedule II attached hereto.

We hereby further certify and warrant to the Administrative Agent, the LC Administrator and the Lenders that the information and computations contained herein are true and correct in all material respects as of the Borrowing Base Calculation Date.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by an authorized office this                      day of                     ,             .

MAX RE LTD.

By:

Title:

SCHEDULE I TO BORROWING BASE CERTIFICATE

DATED AS OF:

	Fair Market Value	Applicable Percentage	Adjusted Fair Market Value

I. TRANCHE A BORROWING BASE CALCULATION

A. Cash		$98%	$

B. Cash Equivalents

1. any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;		98%	$

2. commercial paper, maturing not more than one year from the date of issue, which is issued by (i) a corporation (except an Affiliate of the Borrower) rated as least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or (ii) any Lender (or its holding company);		$98%	$

3. any certificate of deposit or bankers’ acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either (i) a financial institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, or (ii) any Lender; or	$98%	$

4. any repurchase agreement with a term of one year or less which is entered into with any Lender, or any other commercial banking institution of the stature referred to in clause (3), and is secured by a fully perfected Lien in any obligation of the type described in any of clauses (1) through (3) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;	$98%	$

5. investments in money market funds that invest solely in Cash Equivalents described in clauses (1) through (4); and	$98%	$

6. investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.	$98%	$

C. Government Debt with maturities of more than one year but less than five years	$98%	$

D. Government Debt with maturities of five years or more	$95%	$

E. MBS (Agency Pass-Throughs) rated AA- by S&P or Aa3 by Moody’s or better	$90%	$

F. MBS (Agency CMOs) rated AA- by S&P or Aaa3 by Moody’s	$90%	$

G. MBS (Non-Agency CMOs) rated AAA by S&P or Aaa by Moody’s or better	$90%	$

H. MBS (Non-Agency CMOs) rated AA- by S&P or Aa3 by Moody’s or better	$87.5%	$

I. ABS	$95%	$

J. G7 Securities issued by the Governments of Germany or the United Kingdom		$95%	$

K. G7 Securities issued by the Governments of France, Japan or Canada		$93%	$

L. G7 Securities issued by the Government of Italy		$92%	$

M. Corporate/Municipal Securities rated AAA by S&P or Aaa by Moody’s		$94%	$

N. Corporate/Municipal Securities rated at least AA- by S&P or Aa3 by Moody’s		$93%	$

O. Corporate/Municipal Securities rated at A- by S&P or A3 by Moody’s		$92%	$

P. Tranche A Borrowing Base: (Sum of Adjusted Fair Market Values of items I.A through I.O)			$

Q. Tranche A LC Obligations: (including requested Tranche A LC Obligations)			$

II. TRANCHE B BORROWING BASE CALCULATION

A. MDS Shares	$

B. 50% of Fair Market Value of item II.A.	$

C. Tranche A Borrowing Base	$

D. Tranche A LC Obligations	$

E. Excess Tranche A Borrowing Base (Item II.C. minus Item II.D.)	$

F. Tranche B Borrowing Base (Item II.B. plus Item II.E.)			$

G. Tranche B LC Obligations (including any requested Tranche B LC Obligations)			$

No. of Shares Pledged Voting Control %

III. CREDIT QUALITY

A. Average credit rating of all Eligible Investments [and MDS Shares]	$

IV. UNENCUMBERED ASSET RESERVES

A. Fair Market Value of Unencumbered Assets	$

B. Amount equal to impact on Borrower’s Investments from 100 basis point increase in interest rates	$

C. Higher of $35,000,000 or Item B	$

SCHEDULE II TO BORROWING BASE

CERTIFICATE DATED AS OF                     ,

[Attach list of Eligible Investments by Category

(including Rating) and Concentration Limit]

[Attach list of (including rating)

the investments of MDS]

EXHIBIT C

[FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                 ,          is made between                                  (the “Assignor”) and                                  (the “Assignee”).

RECITALS

WHEREAS, the Assignor is party to that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 5, 2003 (as amended, amended and restated, modified, supplemented or renewed, the “LC Agreement”) among Max Re Ltd., a Bermuda company (the “Borrower”), the several financial institutions from time to time party thereto (including the Assignor, the “Lenders”), Bank of America, National Association as letter of credit administrator (the “LC Administrator”), Bank of America, National Association, as fronting bank (the “Fronting Bank”), and Bank of America, National Association, as agent for the Lenders (the “Administrative Agent”). Any terms defined in the LC Agreement and not defined in this Assignment and Acceptance are used herein as defined in the LC Agreement;

WHEREAS, as provided under the LC Agreement, the Assignor has committed to participate in Credit Extensions to the Borrower in an aggregate amount not to exceed $             (the “Individual Commitment”), $             (the “Tranche A Commitment”) and $             (the “Tranche B Commitment” and together with the Tranche A Commitment the “Commitment”);

WHEREAS, [the Assignor has made Credit Extensions under its Tranche A Commitment in the aggregate amount of $             and Credit Extensions under the Tranche B Commitment in the aggregate amount of $             to the Borrower] [no Credit Extensions are outstanding under the LC Agreement]; and

WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the LC Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Credit Extensions,] in an amount equal to $             (the “Assigned Amount”) on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance)     % (the “Assignee’s Percentage Share”) of (A) the Commitment and the Credit Extensions of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the LC Agreement and the Credit Documents.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the LC Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the LC Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the LC Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the LC Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections 10.4 and 10.5 of the LC Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date (the Assignee’s Individual Commitment will be $            , the Assignee’s Tranche A Commitment will be $             and the Assignee’s Tranche B Commitment will be $            .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor’s Individual Commitment will be $            , the Assignor’s Tranche A Commitment will be $             and its Tranche B Commitment will be $            .

2.	Payments.

(a) [As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $            , representing the Assignee’s Percentage of the principal amount of all Credit Extensions.

(b) The [Assignor] [Assignee] further agrees to pay to the Administrative Agent a processing fee in the amount specified in Section 10.8(a) of the LC Agreement.

3.	Reallocation of Payments.

Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, and Credit Extensions shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.	Independent Credit Decision.

The Assignee (a) acknowledges that it has received a copy of the LC Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.1 of the LC Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, the LC Administrator, the Fronting Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the LC Agreement.

5.	Effective Date; Notices.

(a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be                 ,          (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

(ii) the consent of the Borrower, the Fronting Bank and the Administrative Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 10.8(a) of the LC Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

(iv) the processing fee referred to in Section 2(b) hereof and in Section 10.8(a) of the LC Agreement shall have been paid to the Administrative Agent; and

(v) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee’s Percentage of the rights and obligations of the Assignor under the LC Agreement (if such agreement exists).

(b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Borrower and the Administrative Agent for acknowledgment by the Administrative Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

[6.	Administrative Agent. [INCLUDE ONLY IF ASSIGNOR IS ADMINISTRATIVE AGENT]

(a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent and letter of credit administrator on its behalf and to exercise such powers under the LC Agreement as are delegated to the Administrative Agent and the LC Administrator by the Lenders pursuant to the terms of the LC Agreement.

(b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Administrative Agent or LC Administrator under the LC Agreement.]

7.	Withholding Tax.

The Assignee (a) represents and warrants to the Assignor, the Administrative Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Administrative Agent and the Borrower prior to the time that the Administrative Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Forms W-8ECI and W-9 or U.S. Internal Revenue Service Forms W-8BEN and W-8 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms W-8ECI or W-8BEN upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.	Representations and Warranties.

(a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the LC Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the LC Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the LC Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the performance or observance by the Borrower, of any of its respective obligations under the LC Agreement or any other instrument or document furnished in connection therewith.

(c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the LC Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.

9.	Further Assurances.

The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Borrower or the Administrative Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.	Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LC Agreement, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

[Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the LC Agreement.]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

Address:

[ASSIGNEE]

By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                        ,

Bank of America, National Association,

as Administrative Agent

231 S. La Salle St.

Chicago, IL 60697

[Name and Address of Borrower]

Ladies and Gentlemen:

We refer to the Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 5, 2003 (as amended, amended and restated, modified, supplemented or renewed from time to time the “LC Agreement”) among Max Re Ltd. (the “Borrower”), the Lenders referred to therein, Bank of America, National Association, as letter of credit administrator (the “LC Administrator”), Bank of America, National Association as fronting bank (the “Fronting Bank”) and Bank of America, National Association as agent for the Lenders (the “Administrative Agent”). Terms defined in the LC Agreement are used herein as therein defined.

1. We hereby give you notice of, and request your consent to, the assignment by                                  (the “Assignor”) to                              (the “Assignee”) of             % of the right, title and interest of the Assignor in and to the LC Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding Credit Extensions made by the Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). Before giving effect to such assignment the Assignor’s Individual Commitment is $                , its Tranche A Commitment is $                     and its Tranche B Commitment is $                        .

2. The Assignee agrees that, upon receiving the consent of the Administrative Agent, the Fronting Bank and, if applicable, Max Re Ltd. to such assignment, the Assignee will be bound by the terms of the LC Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the LC Agreement.

3. The following administrative details apply to the Assignee:

(A)	Notice Address:

Assignee name:

Address:

Attention:

Telephone: (            )

Facsimile: (            )

Telex (Answerback):

(B)	Payment Instructions:

Account No.:

At:

Reference:

Attention:

4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

MAX RE LTD.

By:

Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrative Agent and Fronting Bank

By:

Its:

EXHIBIT D

[FORM OF] SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated as of February 25, 2000 is among MAX RE LTD., a Bermuda company (the “Borrower”) and BANK OF AMERICA, NATIONAL ASSOCIATION in its capacity as Administrative Agent for the Lenders referred to below (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, certain financial institutions (the “Lenders’), Bank of America, National Association, as LC Issuer (in such capacity the “LC Issuer”) and the Administrative Agent entered into that certain Letter of Credit Reimbursement Agreement dated as of February 25, 2000, (as amended or modified from time to time, the “Reimbursement Agreement”) whereunder the LC Issuer agreed to issue Letters of Credit for the account of the Borrower and the Lenders agree to purchase risk participations therein; and

WHEREAS, as a condition precedent to the effectiveness of the Reimbursement Agreement, the Borrower is required to execute and deliver this Agreement; and

WHEREAS, the obligations of the Borrower under the Reimbursement Agreement are to be secured pursuant to this Agreement;

NOW, THEREFORE, for and in consideration of any Letter of Credit, Reimbursement Obligation, advance or other financial accommodation heretofore or hereafter made to the Borrower by the LC Issuer, the Lenders, the Administrative Agent or any of them, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used herein, (a) the terms Certificated Security, Chattel Paper, Commodities Contract, Control, General Intangibles, Instrument, Investment Property, Securities Account, Securities Intermediary, Security, Security Certificate, Security Entitlement and Uncertificated Security shall have the respective meanings assigned to such terms in the Uniform Commercial Code (as defined below), (b) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms) and (c) other capitalized terms not defined under clause (a) or (b) above shall have the respective meanings assigned to such terms in the Reimbursement Agreement:

Administrative Agent - see the Preamble.

Agreement - see the Preamble.

Borrower - see the Preamble.

Collateral means all property and rights of the Borrower in which a security interest is granted hereunder.

Commitments has the meaning assigned to such term in the Reimbursement Agreement.

Control Agreement — see Section 5.

Default means the occurrence of any of the following events: (a) any Event of Default or (b) any warranty of the Borrower herein is untrue or misleading in any material respect and, as a result thereof, the Administrative Agent’s security interest in, or rights and remedies with respect to, any material portion of the Collateral of the Borrower is impaired or otherwise adversely affected.

Event of Default has the meaning assigned to such term in the Reimbursement Agreement.

Lender - see the Recitals.

LC Issuer - see the Recitals.

Liabilities means, as to the Borrower, all obligations (monetary or otherwise) of the Borrower under or in connection with the Reimbursement Agreement or any other Loan Document or any other document or instrument executed in connection therewith, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due including, without limitation, any post-petition interest accruing during any bankruptcy reorganization of the Borrower or other similar proceeding.

Loan Document has the meaning assigned to such term in the Reimbursement Agreement.

Permitted Liens - see clause (a) of Section 3.

Reimbursement Agreement - see the Recitals.

Securities Account means Account No. MRLF0010302 maintained by the Borrower at the Securities Intermediary.

Security Intermediary means Mellon Bank, N.A.

Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement; provided, however, as used in Section 7 hereof, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Reimbursement Agreement.

2. Grant of Security Interest. As security for the payment of all Liabilities, the Borrower hereby assigns to the Administrative Agent for the benefit of the Lenders, and grants to the Administrative Agent for the benefit of the Lenders, a continuing security interest in all of the Borrower’s right, title and interest in, the following, whether now or hereafter existing or acquired:

(i) the Securities Account and all Securities (whether constituting Certificated Securities or Uncertificated Securities), all Financial Assets, all Security Entitlements, all Commodities Contracts, all General Intangibles, Instruments and Chattel Papers, all other Investment Property held therein, and all dividends, distributions and payments received thereon or in exchange or substitution thereof; and

(ii) LC Collateral Account;

together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing

3. Warranties. The Borrower warrants that:

(a) no financing statement or other filing or registration evidencing a Lien (other than any which may have been filed on behalf of the Administrative Agent or in connection with security interests or liens expressly permitted by the Reimbursement Agreement (“Permitted Liens”)) covering any of the Collateral is on file in any public office;

(b) the Borrower is and will be the lawful owner of all Collateral, free of all liens and claims whatsoever, other than the security interest created hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform the Borrower’s obligations hereunder, and to subject the Collateral to the security interest hereunder;

(c) all written information with respect to Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by the Borrower to the Administrative Agent or any Lender, and all other written information heretofore or hereafter furnished by the Borrower to the Administrative Agent or any Lender, is and will be true and correct in all material respects as of the date furnished;

(d) the Borrower’s chief executive office and principal place of business and the office where the Borrower keeps its records concerning the Collateral are located at Ascot House, Hamilton, Bermuda.

(e) the Borrower has not been known by any legal name different from the one set forth on the signature page of this Agreement;

(f) the execution and delivery of this Agreement and the performance by the Borrower of its obligations hereunder are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Organizational Documents of the Borrower or of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower; and

(g) this Agreement is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and creates a valid and, except for Permitted Liens, after all appropriate financing statements are filed and Control Agreements executed, first priority security interest in the Collateral and such security interest is entitled to all rights, priorities and benefits afforded by the Uniform Commercial Code and the applicable laws of Bermuda.

4. Agreements of the Borrower. The Borrower (a) will, upon request of the Administrative Agent, execute such financing statements and other documents (and pay the cost of filing or recording the same in all public offices reasonably deemed appropriate by the Administrative Agent) and do such other acts and things, as the Administrative Agent may reasonably request in connection with the perfection and enforcement of the security interest granted hereunder; (b) will cause the Administrative Agent’s security interest in Investment Property to be and remain continuously perfected by Control (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Liabilities; (c) will keep its records concerning the Collateral in such a manner as will enable the Administrative Agent or its designees to determine at any time the status of the Collateral; (d) will furnish the Administrative Agent such information concerning the Borrower, the Collateral and the Securities Intermediary as the Administrative Agent may from time to time reasonably request; (e) will, upon request of the Administrative Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper constituting a portion of the Collateral, a notation, in form satisfactory to the Administrative Agent, of the security interest of the Administrative Agent hereunder; and (f) will reimburse the Administrative Agent for all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Administrative Agent in seeking to collect or enforce any rights in respect of the Collateral.

Any reasonable expenses incurred by the Administrative Agent in protecting, preserving and maintaining any Collateral shall be borne by the Borrower. Whenever a Default shall be existing, the Borrower shall at the request of the Administrative Agent do any and all lawful acts and execute any and all proper documents required by the Administrative Agent in aid of such enforcement and the Borrower shall promptly, upon demand, reimburse and indemnify the Administrative Agent for all reasonable costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 4. Notwithstanding the foregoing, the Administrative Agent shall have no obligations or liabilities regarding any of the Collateral by reason of, or arising out of, this Agreement.

5. Investments.

(a) The Borrower hereby agrees that funds contained in the Securities Account shall be invested in Eligible Investments and only as permitted pursuant to Section 6.9 of the Reimbursement Agreement.

(b) With respect to the Securities Account, the Borrower shall cause the Securities Intermediary to execute and deliver to the Administrative Agent on the date hereof a Control Agreement in the form of Schedule I hereto (the “Control Agreement”).

(c) The Borrower will, no later than the date hereof, cause the Securities Intermediary to add the Administrative Agent as a joint account holder of the Securities Account.

(d) The Borrower will inform the Administrative Agent of any change in the Security Intermediary’s jurisdiction (as determined under Section 8-110(e) of the Uniform Commercial Code) within five (5) days of such change.

(e) As long as no Default exists, the Borrower shall be the sole party entitled to exercise for any purpose any and all (i) voting rights and (ii) powers, in either case arising from or relating to the Borrower’s interest in respect of any Investment Property (including the power to direct the Securities Intermediary with respect to the investment of funds or sale of Investment Property); provided, however, the Borrower shall not exercise such rights or powers in a manner, or consent to any action that would in any manner impair the enforceability of the Administrative Agent’s lien on any of the Collateral. At any time a Default exists, all rights of the Borrower provided in this Section 5(e) shall cease, and all voting rights and powers described herein shall thereupon be vested in the Administrative Agent who shall have the sole and exclusive right and authority to exercise such voting rights and powers.

6. Default. Whenever a Default shall be existing, the Administrative Agent may exercise from time to time any rights and remedies available to it under applicable law and in addition may sell or otherwise dispose of the Collateral or any part thereof. In connection therewith, the Collateral may be sold in one or more sales, at public or private sale, conducted by an officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, on such terms as the Administrative Agent shall deem appropriate and at such price or prices as the Administrative Agent shall deem best. The Administrative Agent or any Lender may be the purchaser of any or all of the Collateral so sold at a public sale. The Administrative Agent may, in its sole discretion, at any such sale, restrict the prospective bidders or purchasers who will provide assurances satisfactory to the Administrative Agent that the Collateral may be offered and sold to them without registration under the Securities Act of 1933, as amended, and without registration or qualification under any other applicable state or federal law. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least five days before such disposition. Any proceeds of any disposition by the Administrative Agent of any of the Collateral may be applied to payment of expenses in connection with the Collateral, including reasonable attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by the Administrative Agent toward the payment of such of the Liabilities, and in such order of application, as the Administrative Agent may from time to time elect.

7. Administrative Agent Rights and Powers.

(a) The Borrower hereby irrevocably appoints the Administrative Agent as the Borrower’s attorney-in-fact (which appointment as attorney-in-fact is coupled with an interest), with full authority in the place and stead of the Borrower and in the name of the Borrower, effective from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument which the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including to ask, demand, collect, sue for, recover and receive moneys due and to become due under or in connection with the Collateral, to receive, indorse and collect any drafts or other Instruments, Documents and Chattel Paper in connection therewith and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of the Assigned Agreements or this Agreement. Notwithstanding the foregoing, the Administrative Agent shall not be obligated to exercise any right or duty as attorney-in-fact or have any duty to the Borrower in connection therewith.

(b) The powers conferred on the Administrative Agent hereunder shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve any rights pertaining to any Collateral.

8. Rights and Remedies. All payments received by the Borrower in respect of the Collateral shall be received in trust for the benefit of the Lenders, shall be segregated from other funds of the Borrower, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) for application to the Liabilities as provided in this Agreement.

9. General. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower requests in writing, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall be deemed of itself a failure to exercise reasonable care in the custody or preservation of such Collateral.

All notices hereunder shall be in writing either by facsimile transmission or overnight courier and shall be sent to the applicable party at its address set forth in the Reimbursement Agreement or at such other address as such party may, by notice to the other party as provided herein, have designated as its address for such purpose. Notices by facsimile transmission shall be deemed to have been given when sent; notices sent by overnight courier shall be deemed to have been given when delivered for overnight delivery; and notices sent by hand delivery shall be deemed to have been given when received.

The Borrower agrees to pay all reasonable expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Administrative Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Agreement, and such obligations will themselves be Liabilities.

No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

This Agreement shall remain in full force and effect until all Liabilities have been paid in full and all Commitments have terminated whereupon the remaining Collateral shall be returned to the Borrower. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any Lender to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or any Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such Lender, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such Lender had not been made.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

The rights and privileges of the Administrative Agent hereunder shall inure to the benefit of its successors and assigns.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE BORROWER AND THE ADMINISTRATIVE AGENT HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH IN THE REIMBURSEMENT AGREEMENT (OR SUCH

OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE ADMINISTRATIVE AGENT AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

All payments to be made by the Borrower to any person hereunder shall be made free and clear of, and without deduction for or on account of, tax unless the Borrower is required by law to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

MAX RE LTD.

By:

Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:
Title:

EXHIBIT E

FORM OF LETTER OF CREDIT

(August 2001)

Date:

[IRREVOCABLE DOCUMENTARY CREDIT NO.                     ]

[Beneficiary]

[Address]

Ladies and Gentlemen:

We, the issuing banks listed below (hereinafter referred to individually as a “Letter of Credit Bank,” and collectively, the “Letter of Credit Banks”), hereby establish in your favor for the account of Max Re, Ltd. this clean Irrevocable Letter of Credit No.                  in the amount up to but not exceeding the Letter of Credit Commitment (as defined below). Except when the amount of this Letter of Credit is increased, this Letter of Credit cannot be modified or revoked without your consent.

This Letter of Credit is not subject to any condition or qualifications not set forth herein.

The maximum liability of each Letter of Credit Bank with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

LETTER OF CREDIT BANK	COMMITMENT SHARE		MAXIMUM SHARE OF LETTER OF CREDIT COMMITMENT
Bank of America, National Association		%	U.S.$
ING Bank N.V., London Branch		%	U.S.$
Citibank NA		%	U.S.$
TOTAL	100%		U.S.$

The obligations of the Letter of Credit Banks hereunder are several and not joint, and no Letter of Credit Bank shall be responsible or otherwise liable for the failure of any other Letter of Credit Bank to perform its obligations hereunder, nor shall the failure of any Letter of Credit Bank to perform its obligations under this Letter of Credit relieve any other Letter of Credit Bank of its obligations hereunder.

Each drawing honored by the Letter of Credit Banks shall reduce the Letter of Credit Amount pro tanto.

Subject to the further provisions of this Letter of Credit, demands for payment may be made by you on or prior to the Expiration Date (as defined below) from time to time hereunder by presentation to Bank of America, National Association, as agent (in such capacity, the “Letter of Credit Agent”) of a draft signed by a person purporting to be your authorized officer. Such draft may be in the form of a writing or in the form of a telex or other writing transmitted by any telecommunication facility (in which case a signed copy shall thereafter be promptly sent to the Letter of Credit Agent). Such draft shall be dated the date of presentation and shall be presented at the Letter of Credit Agent’s office located at 231 S. LaSalle Street, Chicago, Illinois 60697, Attention: Letter of Credit Department, Mail Code IL1-23-17-00 or via facsimile in accordance herewith.

We the Letter of Credit Banks listed herein hereby agree that all demands for payment hereunder made in compliance with the terms of this Letter of Credit will be duly honored by us upon delivery of the draft as specified above and if presented at the Letter of Credit Agent’s aforesaid office on or before the Expiration Date hereof. Demand for payment may be made by you under this Letter of Credit at any time during the Letter of Credit Agent’s business hours at its aforesaid address at 231 South LaSalle Street, Chicago, Illinois 60697, Attention: Letter of Credit Department, Mail Code IL1-23-17-00 on a Business Day (as hereinafter defined). Each drawing under this Letter of Credit shall be remitted to you in accordance with your instructions. The obligation of the Letter of Credit Banks to honor demands for payment is not contingent upon reimbursement with respect thereto.

As used in this Letter of Credit:

(a) “Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in Chicago, Illinois are authorized by law to close.

(b) “Letter of Credit Commitment” means $                    .

Only you may make a drawing under this Letter of Credit. Upon payment to you of its Commitment Share of the Letter of Credit Commitment specified in a demand presented hereunder, a Letter of Credit Bank shall be fully discharged of its obligation under this Letter of Credit to the extent of its Commitment Share of such demand and such Letter of Credit Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand.

The term “you” as used herein includes any successor to you by operation of law. If a court of law appoints a successor in interest to you, then the term “you” includes, and, if the

Letter of Credit Agent has written notice thereof, is limited to, the court-appointed domiciliary receiver (including conservator, rehabilitator or liquidator).

This Letter of Credit shall expire on the earlier of (i) 5:00 p.m. (Chicago time) on                     , 200   (or if such day shall not be a Business Day, the preceding Business Day)[; provided, however, that such date (or any extended date) shall be extended for one year unless at least 30 days prior to such date (or such extended date) the Letter of Credit Agent has given you prior written notice of such expiration at your address above or at such address as you may have provided us with prior notice thereof] (such date, as so extended, shall be called the “Expiration Date”). No drawing may be made by you after the Expiration Date. Provided that we are not in default with respect to our obligations under this Letter of Credit, you shall surrender this Letter of Credit to the Letter of Credit Agent promptly following our request therefor on or after the Expiration Date.

This Letter of Credit is not assignable or transferable. This Letter of Credit is subject to and governed by the law(s) of the State of New York, and the International Standby Practices 98 (ISP98) (International Chamber of Commerce Publication No. 590), except that, if the Letter of Credit Agent is closed for reasons described in Article 3.14, thereof, the Letter of Credit Agent hereby agrees to effect payment, if this Letter of Credit is drawn against otherwise in compliance with the terms and conditions hereof, within thirty (30) days after the resumption of business. In the event of any conflict, the laws of the State of New York will control.

All drafts presented to us in connection with any demand for payment hereunder, as well as all notices and other communications to us in respect of this Letter of Credit, shall be in writing and addressed and presented to the Letter of Credit Agent at 231 South LaSalle Street, Chicago, Illinois 60697, Attention: Letter of Credit Department, Mail Code: IL1-231-17-00, and shall make specific reference to the Letter of Credit Agent’s Letter of Credit number for this Letter of Credit. Such documents, notices and other communications shall be personally delivered to the Letter of Credit Agent, or may be sent to us by facsimile transmission, promptly confirmed by delivery of the written document, notice or other communication, as the case may be, at (312) 974-0142.

This Letter of Credit may be amended to delete a Letter of Credit Bank or add a Letter of Credit Bank, or change Commitment Shares, provided that such amendment does not decrease the Letter of Credit Commitment, and need only be signed by the Letter of Credit Agent; so long as any Letter of Credit Bank added shall be approved by the Securities Valuation Office of the National Association of Insurance Commissioners and shall have a rating of “A3” or better from Moody’s and/or “A” or better from Standard and Poor’s, and/or “A-” or better from Fitch.

If you require any assistance or have any questions regarding this transaction, please call 312-923-5933.

Very truly yours, BANK OF AMERICA, NATIONAL ASSOCIATION, Letter of Credit Agent

By:

Name:
Title:

By:

Name:
Title:

EXHIBIT F

FORM OF L/C COMMITMENT INCREASE REQUEST

Bank of America, National Association, as

Administrative Agent, and the Lenders

party to the Credit Agreement referred

to below

231 S. LaSalle St.

Chicago, Illinois 60697

[Max Re Ltd.]

[address]

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 5, 2003 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Max Re Ltd. (the “Borrower”), various financial institutions from time to time party thereto (the “Lenders”), Bank of America, National Association, as fronting bank (the “Fronting Bank”) and Bank of America, National Association, as a Lender and as agent for the Lenders (the “Administrative Agent”). Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

In accordance with Section 2.18 of the Credit Agreement, the Borrower hereby requests an increase in the Total Commitments from $             to $            , an increase in Tranche A Commitments from $                     to $                     and in the Tranche B Commitments from $                     to $                     (the “Increase”).

The Borrower hereby certifies that as of the date hereof and the effective date of the Increase:

(a) attached hereto as Exhibit A is a true, complete and correct copy of the resolutions, duly adopted by the board of directors of the Borrower and certified by [an Assistant Secretary] [the Secretary] of the Borrower, authorizing the Increase and such resolutions have not been amended, modified, rescinded or revoked since their adoption, and remain in full force and effect;

(b) all the representations and warranties contained in Article IV of the Credit Agreement are true and correct on and of such date with the same effect as though made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date); and

(c) no Event of Default or Default has occurred and is continuing.

Please indicate on Attachment 1 hereto whether you agree to increase your Commitment pursuant to Section 2.18 of the Credit Agreement and the amount, if any, by which you offer to increase your Commitment. Please complete and return Attachment 1 to the Administrative Agent within 20 Business Days of the date hereof.

MAX RE LTD.

By:

Title:

Attachment 1

Bank of America, National Association,

   as Administrative Agent

231 South LaSalle Street

Chicago, Illinois 60697

Ladies and Gentlemen:

Reference is made to the Commitment Increase Request dated                      submitted by Max Re Ltd. (the “Borrower”) in connection with that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 5, 2003 among the Borrower, certain financial institutions and Bank of America, National Association, as Administrative Agent. The undersigned

•	does not agree to subscribe for an increase.

•	agrees to subscribe for an increase of $ .

[Lender]

By:

Title: